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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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International Business Machines Corporation
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IBM Notice of 2004 Annual Meeting and Proxy Statement

DEAR STOCKHOLDERS,

        You are cordially invited to attend the Annual Meeting of Stockholders on Tuesday, April 27, at 10 a.m., in the Rhode Island Convention Center in Providence, Rhode Island.

        We are very pleased that Mr. Carlos Ghosn, co-chairman, president and chief executive officer of Nissan Motor Co., Ltd., Ms. Joan E. Spero, president of the Doris Duke Charitable Foundation, and Mr. Lorenzo H. Zambrano, chairman of the board and chief executive officer of CEMEX, S.A. de C.V., are nominees for the first time. Mr. Ghosn and Ms. Spero were elected to the Board earlier this year and Mr. Zambrano was elected to the Board in 2003.

        Mr. Alex Trotman will retire from the Board in April and is not a nominee for election. Mr. Trotman has served on our Board for almost ten years. We are very grateful to Mr. Trotman for his many contributions, and we will miss his participation.

        Stockholders of record can vote their shares by using the Internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you also may vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope. If you will need special assistance at the meeting because of a disability, please contact the Office of the Secretary, Armonk, N.Y. 10504.

Very truly yours,

Samuel J. Palmisano
Chairman of the Board

YOUR VOTE IS IMPORTANT

Please Vote by Using the Internet,
the Telephone, or by Signing, Dating, and Returning
the Enclosed Proxy Card

International Business Machines Corporation
ARMONK, NEW YORK 10504
MARCH 8, 2004

NOTICE OF MEETING

        The Annual Meeting of Stockholders of International Business Machines Corporation will be held on Tuesday, April 27, 2004, at 10 a.m., in the Rhode Island Convention Center, One Sabin Street, Providence, Rhode Island 02903. The items of business are:

1.
Election of directors for a term of one year.

2.
Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.

3.
Ratification of the appointment of Ernst & Young LLP as independent accountants for the Company's Business Consulting Services unit.

4.
Approval of Long-Term Incentive Performance Terms for Certain Executives.

5.
Such other matters, including 8 stockholder proposals, as may properly come before the meeting.

        These items are more fully described in the following pages, which are hereby made a part of this Notice. Only stockholders of record at the close of business on February 27, 2004 (the "Record Date"), are entitled to vote at the meeting, or any adjournment thereof. Stockholders are reminded that shares cannot be voted unless the signed proxy card is returned, shares are voted over the Internet or by telephone, or other arrangements are made to have the shares represented at the meeting.

Daniel E. O'Donnell
Vice President and Secretary

        Admission to the Annual Meeting will be on a first-come, first-served basis and an admission ticket and picture identification will be required to enter the meeting. For stockholders of record, an admission ticket is attached to the proxy card sent with this Proxy Statement. Stockholders holding stock in bank or brokerage accounts can obtain an admission ticket in advance by sending a written request, along with proof of ownership (such as a brokerage statement), to our transfer agent at the address listed below. An individual arriving without an admission ticket will not be admitted unless it can be verified that the individual is an IBM stockholder as of the Record Date for the meeting. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the meeting.

        This Proxy Statement and the accompanying form of proxy card are being mailed beginning on or about March 8, 2004, to stockholders entitled to vote. The IBM 2003 Annual Report, which includes consolidated financial statements, is being mailed with this Proxy Statement. Stockholders of record who did not receive an annual report or who previously elected not to receive an annual report for a specific account may request that IBM mail its 2003 Annual Report to that account by writing to our transfer agent, EquiServe Trust Company, N.A., P.O. Box 43072, Providence, R.I. 02940 or by telephoning 781-575-2727.

TABLE OF CONTENTS

1.	ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR	5
GENERAL INFORMATION:
•	Board of Directors	8
•	Committees of the Board	8
•	Other Relationships	9
•	Directors' Compensation	10
•	Section 16(a) Beneficial Ownership Reporting Compliance	10
•	Ownership of Securities	10
	—Security Ownership of Certain Beneficial Owners	10
	—Common Stock and Total Stock-Based Holdings of Management	11
Report on Executive Compensation		12
•	Summary Compensation Table	15
•	Performance Graph	20
Report of the Audit Committee of the Board of Directors		21
Audit and Nonaudit Fees		21
2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS (PRICEWATERHOUSECOOPERS LLP)	22
3.	RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS FOR THE COMPANY'S BUSINESS CONSULTING SERVICES UNIT (ERNST & YOUNG LLP)	22
4.	APPROVAL OF LONG-TERM INCENTIVE PERFORMANCE TERMS FOR CERTAIN EXECUTIVES	23
Equity Compensation Plan Information		24
5.	STOCKHOLDER PROPOSAL ON CUMULATIVE VOTING	25
6.	STOCKHOLDER PROPOSAL ON PENSION AND RETIREMENT MEDICAL	25
7.	STOCKHOLDER PROPOSAL ON EXECUTIVE COMPENSATION	26
8.	STOCKHOLDER PROPOSAL ON EXPENSING STOCK OPTIONS	28
9.	STOCKHOLDER PROPOSAL ON DISCLOSURE OF EXECUTIVE COMPENSATION	29
10.	STOCKHOLDER PROPOSAL ON CHINA BUSINESS PRINCIPLES	30
11.	STOCKHOLDER PROPOSAL ON POLITICAL CONTRIBUTIONS	31
12.	STOCKHOLDER PROPOSAL ON A REVIEW OF EXECUTIVE COMPENSATION POLICIES	32
Other Matters		34
Proxies and Voting at the Meeting		34
Appendix A: Audit Committee Charter		35

1.    ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR

        The Board proposes the election of the following directors of the Company for a term of one year. Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors.

CATHLEEN BLACK, 59, is president of Hearst Magazines, a division of The Hearst Corporation, a diversified communications company. She is chair of IBM's Directors and Corporate Governance Committee and a member of IBM's Executive Committee. Prior to joining Hearst Magazines, she was president and chief executive officer of the Newspaper Association of America from 1991 to 1996, president, then publisher, of USA TODAY from 1983 to 1991, and also executive vice president/marketing for Gannett Company, Inc. (USA TODAY parent company) from 1985 to 1991. She is a director of The Hearst Corporation, The Coca-Cola Company, the Advertising Council, a member of the Council on Foreign Relations and a trustee of the University of Notre Dame. Ms. Black became an IBM director in 1995.

KENNETH I. CHENAULT, 52, is chairman and chief executive officer of American Express Company, a financial services company. Mr. Chenault joined American Express in 1981 and was named president of the U.S. division of American Express Travel Related Services Company, Inc., in 1993, vice chairman of American Express Company in 1995, president and chief operating officer in 1997, president and chief executive officer in 2000 and to his present position in 2001. Mr. Chenault is a member of the board of directors of the Mount Sinai-NYU Medical Center and Health System, the National Academy Foundation and the National Center on Addiction and Substance Abuse. He also serves on the Dean's Advisory Board of Harvard Law School and is a member of the Council on Foreign Relations. Mr. Chenault became an IBM director in 1998.

CARLOS GHOSN, 49, is co-chairman, president and chief executive officer, Nissan Motor Co., Ltd., an automotive manufacturer. He is a member of IBM's Executive Compensation and Management Resources Committee. From 1978 to 1996 Mr. Ghosn held several positions with Compagnie Generale des Etablissements Michelin in Europe, Brazil and the U.S., the last being chairman, president and chief executive officer of Michelin North America, Inc., from 1990 to 1996. He was named executive vice president of Renault S.A. in 1996. Mr. Ghosn became chief operating officer of Nissan Motor Co., Ltd., in 1999, president and chief operating officer in 2000, president and chief executive officer in 2001 and co-chairman in 2003. Mr. Ghosn is a director of Alcoa, Inc., Renault S.A. and Sony Corporation. Mr. Ghosn became an IBM director earlier this year.

NANNERL O. KEOHANE, 63, is president and professor of political science at Duke University. She is a member of IBM's Directors and Corporate Governance Committee. She was formerly president of Wellesley College and a former faculty member at Swarthmore College and Stanford University. She is a member of the Council on Foreign Relations, the American Philosophical Society and the American Academy of Arts and Sciences. She chairs the Overseers Committee to visit the John F. Kennedy School of Government and serves on the executive committee of the Association of American Universities. Dr. Keohane became an IBM director in 1986.

CHARLES F. KNIGHT, 68, is chairman of the board of Emerson Electric Co., a manufacturer of electrical, electromechanical and electronic products and systems. He has served as chairman since 1974 and served as chief executive officer until his retirement from that position in October 2000. He also served as president from 1986 until 1988 and from 1995 until 1997, and has been a director of Emerson since 1972. Mr. Knight is also a director of Anheuser-Busch Companies, Inc., SBC Communications Inc., BP p.l.c. and Morgan Stanley Dean Witter & Co. He became a director of IBM in 1993 and is chairman of the IBM Executive Compensation and Management Resources Committee and a member of the Executive Committee.

LUCIO A. NOTO, 65, is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is chairman of IBM's Audit Committee and a member of the Executive Committee. Mr. Noto was chairman and chief executive officer of Mobil Corporation from 1994 until its merger with Exxon in 1999 at which time he was named vice chairman of Exxon Mobil Corporation. He held this position until his retirement in 2001. Mr. Noto is a director of Altria Group, Inc. and United Auto Group, Inc. He is also a member of the International Advisory Councils of Mitsubishi Corporation and Singapore Technologies Inc. Mr. Noto became an IBM director in 1995.

SAMUEL J. PALMISANO, 52, is chairman of the Board, president and chief executive officer of IBM and chairman of IBM's Executive Committee. Mr. Palmisano joined IBM in 1973. He was elected senior vice president and group executive of the Personal Systems Group in 1997, senior vice president and group executive of IBM Global Services in 1998, senior vice president and group executive of Enterprise Systems in 1999, president and chief operating officer in 2000, chief executive officer in 2002 and chairman of the Board in 2003. Mr. Palmisano became an IBM director in 2000.

JOHN B. SLAUGHTER, 69, is president and chief executive officer of the National Action Council for Minorities in Engineering, Inc. He is a member of IBM's Audit Committee. Dr. Slaughter is president emeritus of Occidental College and former Melbo Professor of Leadership in Education, University of Southern California, a former chancellor of the University of Maryland and a former director of the National Science Foundation. He is a director of Solutia, Inc., and Northrop Grumman Corporation. He is a member of the National Academy of Engineering, a fellow of the American Academy of Arts and Sciences, a fellow of the American Association for the Advancement of Science, a fellow of the Institute of Electrical and Electronics Engineers and a member of the Hall of Fame of the American Society for Engineering Education. Dr. Slaughter became an IBM director in 1988.

JOAN E. SPERO, 59, is president of the Doris Duke Charitable Foundation. She is a member of IBM's Executive Compensation and Management Resources Committee. Ms. Spero served as U.S. Ambassador to the United Nations for Economic and Social Affairs from 1980 to 1981. From 1981 to 1993 she held several positions with American Express Company, the last being executive vice president, corporate affairs and communications. From 1993 to 1996 Ms. Spero served as U.S. Undersecretary of State for Economic, Business and Agricultural Affairs, and she assumed her current position with the Doris Duke Charitable Foundation in 1997. She is a director of Delta Air Lines, Inc., First Data Corporation, the Council on Foreign Relations, an honorary trustee of the Brookings Institution and a trustee of Columbia University and the Wisconsin Alumni Research Foundation. Ms. Spero became an IBM director earlier this year.

SIDNEY TAUREL, 55, is chairman of the board, president and chief executive officer of Eli Lilly and Company, a pharmaceutical company. He is a member of IBM's Audit Committee. Mr. Taurel joined Eli Lilly in 1971 and has held management positions in the company's operations in South America and Europe. He was named president of Eli Lilly International Corporation in 1986, executive vice president of the Pharmaceutical Division in 1991, executive vice president of Eli Lilly and Company in 1993, president and chief operating officer in 1996, chief executive officer in 1998, and chairman of the board in 1999. Mr. Taurel is a director of The McGraw-Hill Companies, Inc., a member of the Homeland Security Advisory Council, the President's Export Council, the Board of Overseers of the Columbia Business School and a trustee of the Indianapolis Museum of Art. Mr. Taurel became an IBM director in 2001.

CHARLES M. VEST, 62, is president and professor of mechanical engineering at the Massachusetts Institute of Technology. He is a member of IBM's Audit Committee. Dr. Vest was formerly the provost and vice president for Academic Affairs of the University of Michigan. He is a director of E. I. du Pont de Nemours and Company, a fellow of the American Association for the Advancement of Science, a member of the National Academy of Engineering and the Corporation of Woods Hole Oceanographic Institution and vice chair of the Council on Competitiveness. Dr. Vest became an IBM director in 1994.

LORENZO H. ZAMBRANO, 59, is chairman and chief executive officer of CEMEX, S.A. de C.V., a producer and marketer of cement and ready-mix concrete products. He is a member of IBM's Directors and Corporate Governance Committee. Mr. Zambrano joined CEMEX in 1968 and has served in a variety of executive positions. He was elected chief executive officer of CEMEX in 1985 and chairman in 1995. He is a member of Citigroup's International Advisory Board and the Chairman's Council of DaimlerChrysler AG. He is also Chairman of the Tecnologico de Monterrey and a member of Stanford University's Graduate School of Business Advisory Council. Mr. Zambrano became an IBM director in 2003.

GENERAL INFORMATION

BOARD OF DIRECTORS

        The Board of Directors is responsible for supervision of the overall affairs of the Company. The Board of Directors held 9 meetings during 2003. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. Overall attendance at Board and committee meetings was 97 percent. Attendance was at least 75 percent for each director. Directors are expected to attend the Annual Meeting of Stockholders, and all directors attended the 2003 Annual Meeting except Mr. Trotman, who was unable to do so. Following the Annual Meeting, the Board will consist of 12 directors. In the interim between Annual Meetings, the Board has the authority under the By-laws to increase or decrease the size of the Board and fill vacancies.

        The IBM Board has long adhered to governance principles designed to assure the continued vitality of the Board and excellence in the execution of its duties. Since 1994, the Board has had in place a set of governance guidelines reflecting these principles, including the Board's policy of requiring a majority of independent directors, the importance of equity compensation to align the interests of directors and stockholders, and for regularly scheduled executive sessions. The Chair of the Board Committee responsible for the principal subject being discussed presides at these executive sessions.

        The IBM Board Corporate Governance Guidelines are available at http://www.ibm.com/investor/corporategovernance/. Under these guidelines, the Directors and Corporate Governance Committee and the full Board annually assess the independence of the non-management directors of the Board by reviewing the financial and other relationships between the directors and IBM. This review is designed to determine whether these directors are independent, as defined under the standards of the New York Stock Exchange. The Directors and Corporate Governance Committee and the Board have determined that 10 of the Company's non-management directors are independent under those standards. The Committee and the Board have also determined that Mr. Chenault does not qualify as an independent director, in view of the commercial relationships between IBM and American Express Company. As a result, Mr. Chenault does not participate on any committee of the Board or in executive sessions regarding compensation for the Company's Chief Executive Officer. Otherwise, Mr. Chenault continues to participate fully in the Board's activities and to provide valuable expertise and advice.

        Stockholders and other interested parties who wish to communicate with the non-management directors of the Company should send their correspondence to: IBM Non-Management Directors, c/o Chair, IBM Directors and Corporate Governance Committee, IBM Corporation, Mail Drop 390, New Orchard Road, Armonk, NY 10504, or nonmanagementdirectors@us.ibm.com.

COMMITTEES OF THE BOARD

        The Executive Committee, the Audit Committee, the Directors and Corporate Governance Committee, and the Executive Compensation and Management Resources Committee are the committees of the Board of Directors.

Executive	Audit	Directors and Corporate Governance	Executive Compensation and Management Resources
S.J. Palmisano*	L.A. Noto*	C. Black*	C.F. Knight*
C. Black	J.B. Slaughter	N.O. Keohane	C. Ghosn
C.F. Knight	S. Taurel	L.H. Zambrano	J.E. Spero
L.A. Noto	C.M. Vest

*
Chair

EXECUTIVE COMMITTEE

        The Executive Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The committee meets as necessary, and all actions by the committee are reported at the next Board of Directors meeting. The committee did not meet in 2003.

AUDIT COMMITTEE

        The Audit Committee is responsible for reviewing reports of the Company's financial results, audits, internal controls, and adherence to its Business Conduct Guidelines in compliance with federal procurement laws and regulations. The committee selects the independent accountants and approves all related fees and compensation and reviews their selection with the Board of Directors. The committee also reviews the procedures of the independent accountants for ensuring their independence with respect to the services performed for the Company.

        Members of the committee are non-management directors who, in the opinion of the Board, are independent as defined under the standards of the New York Stock Exchange. The Board has determined that Mr. Noto qualifies as an Audit Committee Financial Expert as defined by the rules of the Securities and Exchange Commission. The committee held 5 meetings in 2003. The IBM Board of Directors has adopted a written charter for the committee, a copy of which is attached as Appendix A and is also available at http://www.ibm.com/investor/corporategovernance/.

DIRECTORS AND CORPORATE GOVERNANCE COMMITTEE

        The Directors and Corporate Governance Committee was formed in 1993 and is devoted primarily to the continuing review and articulation of the governance structure of the Board of Directors. The committee is responsible for recommending qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the Annual Meeting.

        The committee recommends candidates based on their business or professional experience, the diversity of their background, and their array of talents and perspectives. The committee identifies candidates through a variety of means, including information the committee requests from time to time from the Secretary of the Company, recommendations from members of the committee and the Board, and suggestions from Company management, including the Chairman and Chief Executive Officer. Any formal invitation to a director candidate is authorized by the full Board. Ms. Spero and Messrs. Ghosn and Zambrano are nominees for the first time. Their nominations were recommended by the committee and approved by the Board, after following this candidate identification process. In addition, the committee considers candidates recommended by third parties. Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Secretary of the Company, giving the recommended candidate's name, biographical data, and qualifications.

        The committee also advises and makes recommendations to the Board on all matters concerning directorship practices, including retirement policies and compensation for non-management directors, and recommendations concerning the functions and duties of the committees of the Board.

        The committee is responsible for reviewing and considering the Company's position and practices on significant issues of corporate public responsibility, such as workforce diversity, protection of the environment, and philanthropic contributions, and it reviews and considers stockholder proposals dealing with issues of public and social interest. Members of the committee are non-management directors who, in the opinion of the Board, are independent as defined under the standards of the New York Stock Exchange. The committee held 3 meetings in 2003. The IBM Board of Directors has approved a written charter for the committee which is available at http://www.ibm.com/investor/corporategovernance/.

EXECUTIVE COMPENSATION AND MANAGEMENT RESOURCES COMMITTEE

        The Executive Compensation and Management Resources Committee has responsibility for administering and approving all elements of compensation for elected corporate officers and certain other senior management positions. It also approves, by direct action or through delegation, participation in and all awards, grants, and related actions under the provisions of the IBM Stock Option Plans and the Long-Term Performance Plans, reviews changes in the IBM Personal Pension Plan primarily affecting IBM corporate officers, and manages the operation and administration of the IBM Executive Deferred Compensation Plan and the IBM Supplemental Executive Retention Plan. The committee reports to stockholders on executive compensation items as required by the Securities and Exchange Commission (page 12). The committee has responsibility for reviewing the Company's management resources programs and for recommending qualified candidates to the Board for election as officers.

        Members of the committee are non-management directors who, in the opinion of the Board, are independent as defined under the standards of the New York Stock Exchange. Committee members are not eligible to participate in any of the plans or programs that the committee administers. The committee held 4 meetings in 2003. The IBM Board of Directors has adopted a written charter for the committee which is available at http://www.ibm.com/investor/corporategovernance/.

OTHER RELATIONSHIPS

        The Company and its subsidiaries purchase services, supplies and equipment in the normal course of business from many suppliers and similarly sell and lease IBM products and services to many customers. In some instances, these transactions occur between IBM and other companies for whom members of IBM's Board serve as executive officers. As noted on page 8 of the proxy statement, in view of the commercial relationships between IBM and American Express Company, the Board has determined that Mr. Chenault does not qualify as an independent director. In 2003, none of the other transactions between IBM and other companies for whom members of IBM's Board serve as executive officers was individually significant or reportable. Transactions between IBM and State Street Bank and Trust Company, the owner of more than five percent of the Company's common stock, were all effected in the ordinary course of business.

        The Company has renewed its directors and officers indemnification insurance coverage. This insurance covers directors and officers individually where exposures exist other than those for which the Company is able to provide direct or indirect indemnification. These policies run from June 30, 2003, through June 30, 2004, at a total cost of $9,300,000. The primary carrier is Illinois National Insurance Company.

DIRECTORS' COMPENSATION

        Directors who are not employees of the Company receive an annual retainer of $70,000. Each committee chair receives an additional annual retainer of $5,000. Sixty percent of the annual retainer fees is paid in Promised Fee Shares of IBM common stock under the Directors Deferred Compensation and Equity Award Plan (the "DCEAP"). IBM's Corporate Governance Guidelines provide that within 5 years of initial election to the Board, each non-management director is expected to have stock-based holdings in IBM equal in value to 5 times the annual retainer initially payable to such director. In the event of an increase in annual retainer, the Committee will review the need for an increase in directors' stock-based holdings. Under the DCEAP, non-management directors may defer all or part of their remaining cash compensation, to be paid either with interest at a rate equal to the rate on 26-week U.S. Treasury bills updated each January and July, or in Promised Fee Shares, with dividends used to buy additional Promised Fee Shares. Promised Fee Shares are valued based on the market price of IBM common stock and are payable in the form of IBM shares or cash. All amounts under the DCEAP are to be paid only upon retirement or other completion of service as a director. Employee directors receive no additional compensation for service on the Board of Directors or its committees.

        Under the IBM Non-Employee Directors Stock Option Plan, each non-management director receives an annual grant of options to purchase 4,000 shares of IBM common stock. The exercise price of the options is the fair market value of IBM common stock on the date of grant, and each option has a term of ten years and becomes exercisable in four equal installments commencing on the first anniversary of the date of grant and continuing for the three successive anniversaries thereafter. In the event of the retirement (as defined in the plan) or death of a non-management director, all options granted to such director shall become immediately exercisable. Non-management directors are provided group life insurance of $50,000 and travel accident insurance in the amount of $300,000. Directors are also eligible to participate in the Company's Matching Grants Program on the same basis as the Company's employees.

        The Directors and Corporate Governance Committee of the Board periodically reviews IBM's director compensation practices and compares them against the practices of the largest U.S. companies. In performing this review, the committee focuses on ensuring that the Company's non-management directors have a proprietary stake in the Company and that the interests of the directors continue to be closely aligned with the interests of the Company's stockholders. The committee believes that the Company's total director compensation package continues to be competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of the Company's non-management directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The Company believes that all reports for the Company's executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed.

OWNERSHIP OF SECURITIES

        The following tables reflect shares of IBM common stock beneficially owned by the named persons, and the directors and executive officers as a group, as of December 31, 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following sets forth information as to the only persons known to the Company to be the beneficial owner of more than five percent of the Company's common stock as of December 31, 2003.

	Voting Power		Investment Power
Name and Address						Percent of Class
	Sole	Shared	Sole	Shared	Total
State Street Bank and Trust Company, Trustee(1) 225 Franklin Street Boston, MA 02110	48,338,784	51,761,335	103,020,230	22,921,868	125,942,098	7.3%

(1)
Based on Schedule 13G filed by State Street Bank and Trust Company with the Securities and Exchange Commission on February 9, 2004. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership. The Schedule 13G states that State Street Bank and Trust Company holds the shares of IBM stock reported above in various fiduciary capacities, and that such entity expressly disclaims beneficial ownership of all of the shares of IBM stock reported in its Schedule 13G filing.

COMMON STOCK AND TOTAL STOCK-BASED HOLDINGS OF MANAGEMENT

        The table sets forth the beneficial ownership of shares of the Company's common stock, as well as all other IBM stock-based holdings as of December 31, 2003 by IBM's current directors and nominees, the executive officers named in the Summary Compensation Table on page 15, and the directors and officers as a group, as of December 31, 2003. The table indicates the alignment of these individuals' personal financial interests with the interests of the Company's stockholders, because the value of their holdings will increase or decrease in line with the price of IBM stock.

        The table indicates whether voting power and investment power in IBM common stock are solely exercisable by the person named or shared with others. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of shares held. Also shown are shares over which the named person could have acquired such powers within 60 days. Since some shares may appear under both the Voting and Investment Power columns, and since other types of holdings are listed only in the Stock or Total column, the individual columns will not add across to the Total column.

	Voting Power		Investment Power
Name							Total Stock-based holdings(2)	Acquirable within 60 days(3)
	Sole	Shared	Sole	Shared	Stock(1)
C. Black	4,000	324	4,000	324	13,570		13,933	22,000
K.I. Chenault	0	1,000	0	1,000	4,650		4,650	10,000
N.M. Donofrio	118,753	0	93,553	0	176,018		180,668	764,168
D.T. Elix	48,359	0	48,359	0	122,608		123,549	242,050
C. Ghosn(4)	0	0	0	0	0		0	0
J.R. Joyce	37,946	0	37,946	0	132,259		134,877	252,026
N.O. Keohane	0	333	0	333	22,907		26,208	22,000
C.F. Knight	10,115	0	10,115	0	24,872		26,782	26,000
L.A. Noto	4,621	3,365	4,621	3,365	18,312		18,827	26,000
S.J. Palmisano	30,010	7,322	30,010	7,322	178,667		207,933	1,049,617
J.B. Slaughter	200	200	200	200	18,522		22,595	22,000
J.E. Spero	1,000	0	1,000	0	1,000		1,000	0
S. Taurel	5,265	0	5,265	0	7,707		7,707	3,000
A.J. Trotman	0	8,000	0	8,000	18,217		18,906	26,000
C.M. Vest	400	0	400	0	7,179		8,020	26,000
L.H. Zambrano	4,000	0	4,000	0	4,403		4,403	0
W.M. Zeitler	23,207	0	23,207	0	88,394		92,517	238,569

Directors and executive officers as a group	503,109	128,008	477,909	128,008	1,845,946	*	1,975,472	5,485,191	*

*
The total of these two columns represents less than 1% of the outstanding shares. No individual's beneficial holdings totaled more than 1/10 of 1% of the outstanding shares. These holdings do not include 23,137,186 shares held by the IBM Personal Pension Plan Trust Fund, over which the members of the Board have the right to acquire shared investment power by withdrawing authority now delegated to the Retirement Plans Committee, a management committee. The directors and officers included in the table disclaim beneficial ownership of shares beneficially owned by family members who reside in their households. The shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

(1)
For executive officers, this column includes shares shown in the "Voting Power" and "Investment Power" columns, as well as restricted stock units. For non-employee directors, this column includes shares earned and accrued under the Directors Deferred Compensation and Equity Award Plan.

(2)
This column shows the total IBM stock-based holdings, including the securities shown in the "Stock" column and other IBM stock-based interests, including, as appropriate, employee contributions into the IBM Stock Fund under the IBM Executive Deferred Compensation Plan ("EDCP") and all Company matching contributions under the EDCP. For non-employee directors, this column also includes the Promised Fee Shares payable in cash that were credited to the non-employee directors in connection with the elimination of pension payments to such directors.

(3)
Shares that can be purchased under an IBM stock option plan.

(4)
Mr. Ghosn joined the Board effective March 1, 2004.

REPORT ON EXECUTIVE COMPENSATION

ROLE AND COMPOSITION OF THE COMMITTEE

      The Executive Compensation and Management Resources Committee (the "Committee") administers and approves all elements of compensation for elected corporate officers and periodically reviews them with management. The Committee has the direct responsibility to review and approve the corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluates the CEO's performance in light of those goals and objectives, and together with the other independent directors, determines and approves the CEO's compensation level based on this evaluation. The Committee reviews its determination with respect to the CEO's compensation level with the independent non-management members of the Board, and seeks ratification by this group of all compensation items for the second highest-paid executive.

      Members of the Committee are non-management directors who, in the opinion of the Board, are independent as defined under the standards of the New York Stock Exchange. Members are not eligible to participate in any of the plans or programs that the Committee administers. The Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion, and sole authority to approve related fees and retention terms for these advisors. The Committee reports to the Board of Directors on its actions and recommendations following every meeting, and periodically meets in executive session without members of management or management directors present.

COMPENSATION PHILOSOPHY AND PRACTICES

      The key objectives of IBM's executive compensation programs are to attract, motivate and retain executives who drive IBM's marketplace success and industry leadership. IBM's programs support these objectives by rewarding individuals for advancing business strategies and aligning Company interests with those of the stockholders. The programs are designed to:

  •
  Provide executives with competitive compensation that maintains a balance between cash and stock compensation and provides a significant portion of total compensation at risk, tied both to annual and long-term financial performance of the Company as well as to the creation of stockholder value.

  •
  Differentiate strongly so that IBM's best performers receive a highly competitive compensation package, and poorer performers receive less.

  •
  Encourage executives to manage from the perspective of owners with an equity stake in the Company.

COMPONENTS OF EXECUTIVE COMPENSATION

      The compensation program for executive officers consists of the following components:

      Cash. This includes base salary and any cash incentive or bonus award earned for the year's performance.

  •
  Annual cash incentives link payments to Company performance, business unit performance and individual performance. In 2003, 40 percent of the annual incentive award funding was based on IBM corporate performance and 60 percent was based on business unit performance, and measured IBM financial results in the areas of net income (weighted 80 percent), revenue growth (weighted 10 percent) and cash flow (weighted 10 percent). This performance was then evaluated against qualitative measures, including achievements in customer satisfaction, market share growth, and workforce development. Individual awards reflect that individual's performance and contributions for the year.

  Long-term, stock-based incentives. Stock options, long-term incentive program awards, and restricted stock or restricted stock unit awards are intended to closely align executive pay with the stockholder interests.

  •
  Stock options are granted at not less than the market price of the Company's common stock on the grant date, generally vest over a period of four years and expire after ten years. Stock options only have value if the Company's stock price appreciates after the options are granted. Stock options are granted annually; however, not all executives receive options every year, and award value varies based on individual performance. Stock option awards are also granted to non-executive employees whose contributions and skills are critical to IBM's long-term success.

  •
  Long-Term Incentive Program ("LTIP") awards provide senior management with an incentive opportunity linked to multiple-year corporate financial performance and stockholder value. Awards are generally made annually in the form of performance stock units. Each performance stock unit is equivalent in value to one share of IBM common stock on the date of the grant. Executives are awarded a number of units at the beginning of the three-year performance period. At the end of the performance period, that number of units is adjusted upward or downward in a range between 0% and 150% (as shown in the table on page 17) based on performance against objectives. If performance results in a payout, the adjusted number of units is paid in stock or cash.

  For LTIP awards made in 2003, covering the performance period 2003-2005, the performance stock units can be earned based on achieving cumulative financial goals measured by earnings-per-share (weighted at 80 percent) and cash flow (weighted at 20 percent). Financial measures and weightings were the same for LTIP awards made in 2001, covering the 2001-2003 performance period. Based on the Company's performance for the 2001-2003 period, 54% of the performance stock units were earned. Payouts for the named executives are reported in the Summary Compensation Table on page 15.

  •
  Restricted stock and restricted stock units are equivalent in value to IBM stock and are generally paid in stock, but only if the recipient remains with the Company throughout the vesting period, which typically ranges up to 5 years. These are awarded periodically to provide additional retention incentives to critical members of the executive team.

ETHICAL CONDUCT

      To help ensure that stock-based grants reward only those executives who benefit the Company, the Company's equity plans and agreements provide that awards will be cancelled and that certain gains must be repaid if an executive violates certain provisions of the award agreement. These provisions include prohibitions against engaging in activity that is detrimental to the Company, such as performing services for a competitor, disclosing confidential information or violating the Company's Business Conduct Guidelines (annual cash incentive payments are also conditioned on compliance with these Guidelines).

      In addition, every executive is held accountable to uphold and comply with these Guidelines, which require the individual to maintain the Company's discrimination-free workplace and high standards of environmental protection. Upholding the Guidelines contributes to the success of the individual executive, and to IBM as a whole.

HOW EXECUTIVE PAY LEVELS ARE DETERMINED

      IBM participates in several executive compensation benchmarking surveys that provide detail on levels of base salary, target annual incentives and stock-based and other long-term incentives. These surveys also provide the relative mix of short and long-term incentives, and mix of cash and stock-based pay. These surveys are supplemented by input from compensation consultants and practitioners on other factors such as recent market trends. The comparison group includes a broad range of key information technology companies, and the largest U.S. market-capitalized companies with whom IBM competes for executive talent. This is a broader and more diverse set of companies than those included in the S&P Computers (Hardware) Index used for the Performance Graph on page 20.

      IBM targets total compensation opportunity at the median of the market for the large majority of executive positions. Individual total compensation is strongly differentiated based on performance. The portion of pay "at risk" (annual incentive and stock-based awards) increases with responsibility.

      For IBM's executive officers and other senior leaders, total compensation opportunity is targeted to highly competitive levels if superior results are achieved and is set, in the aggregate, to reflect the 75th percentile of comparator companies. For this group, the portion of total compensation at risk is significantly higher than for less senior executives, and provides increased upside and downside, based on performance. As with all executives, individual opportunity is strongly differentiated based on performance.

      In 2003, IBM focused its salary increase dollars on bringing key executives to market competitive levels, following a year when executives received no merit base pay or target incentive increases, other than for promotions. While restoring salary increases, the Company significantly reduced equity values and total compensation levels for most of its executives. These actions reflected the Company's priorities in a challenging business environment.

STOCK OWNERSHIP REQUIREMENTS

      Stock ownership guidelines were established for members of senior management in 1995 to increase their equity stake in the Company and more closely link their interests with those of the stockholders. These guidelines provide that, within a five-year period, senior executives should attain an investment position (not including unexercised stock options) in IBM stock or stock units of two to four times the sum of their base salary and annual incentive target depending on the individual's scope of responsibilities.

HOW IBM'S USE OF STOCK-BASED AWARDS IS DETERMINED

      As described above, the Company's compensation and retention strategy includes the use of stock options, restricted stock awards and other stock-based awards. The level of usage is determined based on a number of important factors, such as market practice and projected needs of the business, including key acquisitions (e.g., where IBM stock awards are used to replace stock awards of the acquired company). Each year, management determines the appropriate usage, balancing these factors against financial considerations, including the projected impact on stockholder dilution. The Company has emphasized differentiation in executive stock awards, and a targeted, skill-based approach in allocating its stock program to non-executives. As a result, annual usage has remained below the level typically seen in the information technology industry.

      An important objective of the Company's stock awards is to link reward to performance and to stockholders' interests. Because of this overriding objective, the Company is not considering repricing existing options whose exercise price is above current levels.

      IBM is committed to equity ownership on the part of executives, as an important way in which the Company helps ensure that executives' interests remain closely aligned with the interests of our shareholders. IBM continues to explore innovative ways to ensure that equity is granted to executives in a highly responsible manner, one that meets both business objectives for talent retention and shareholder objectives. As part of this work, IBM continues to make some important changes in the role equity plays in executive compensation. For 2004, senior executives will receive a majority of their annual equity award in the form of premium-priced options. IBM selected this vehicle in particular to help ensure that shareholders experience an increase in value first before executives receive their rewards for business performance. The other portion is a new plan that requires senior executives to purchase IBM stock from their annual cash incentive payouts in order to receive an option grant that vests only if the executive continues to hold the stock. This drives an even closer link between the interests of shareholders and executives. And, continuing a trend begun in 2003, IBM is continuing to lower the value of equity granted to top executives.

TAX DEDUCTIBILITY UNDER SECTION 162(m)

      Section 162(m) of the U.S. Internal Revenue Code of 1986 limits deductibility of compensation in excess of $1 million paid to the Company's chief executive officer and to each of the other four highest-paid executive officers unless this compensation qualifies as "performance-based." Based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options by senior executives under the Company's Long-Term Performance Plans should qualify as performance-based. The Executive Deferred Compensation Plan permits an executive officer who is subject to section 162(m) and whose salary is above

$1 million to defer payment of a sufficient amount of the salary to bring it below the section 162(m) limit. The Company's stockholders have previously approved terms under which the Company's annual and long-term performance incentive awards should qualify as performance-based, and will be asked to do so again in 2004, as required by the Internal Revenue Service. These terms do not preclude the Committee from making any payments or granting any awards, whether or not such payments or awards qualify for tax deductibility under section 162(m), which may be appropriate to retain and motivate key executives.

COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

      Mr. Palmisano succeeded Louis V. Gerstner, Jr. as chief executive officer of IBM in March 2002, and became chairman of IBM on January 1, 2003. Mr. Palmisano assumed the responsibilities of chairman and chief executive officer during a period of economic volatility and extreme uncertainty in the information technology sector. The technology and financial market downturn, which began in 2000 and continued through 2002, showed potential for growth by the end of 2003. IBM achieved revenues of $89.1 billion, an increase of 10% as reported, 3% at constant currency. This was more than the estimated 1% increase in worldwide IT spending. Moreover, IBM's share price grew more than 19% over the entire year.

      Mr. Palmisano's strategic point of view of the on demand environment for clients and IBM, first unveiled in late 2002, was established in 2003, and industry observers and customers have credited this strategy as being a leading catalyst in the information technology industry. IBM is the leading provider of end-to-end solutions for on demand enterprises around the world, and others in the industry are following IBM's lead.

      IBM leads the enterprise segment, and in 2003, IBM emerged as a powerful force in the small and medium size business information technology area that analysts estimate at $300 billion. Leading with IBM's new "Express" portfolio—the industry's only integrated set of hardware, software, services and financing designed, developed and priced for midsize businesses—the Company gained share by increasing small and medium size business revenues 14% as reported, 6% at constant currency, in a marketplace that was essentially flat. IBM also strengthened its midmarket coverage by signing more than 150 new agreements with independent software vendors to deliver applications that run on IBM middleware and are tailored to midsize companies.

      IBM gained or held share in its key strategic businesses in 2003. In software, the growth was 9% as reported and 2% at constant currency. IBM increased revenues in its WebSphere family of middleware products by 12% as reported, and established IBM middleware as the category leader and the industry's driving force in web services. IBM also grew revenue in DB2, IBM's industry-leading data management software, and extended its market lead by growing 13% as reported.

      IBM extended its lead in the overall server business by two points, gaining share in its Intel-based, UNIX, and mainframe systems product segments. The Company expanded its preeminent position as the services leader by increasing services revenue 17% as reported, 9% at constant currency, ending the year with a record backlog of $120 billion, and took the lead in the nascent field of Business Transformation Outsourcing. IBM won major services agreements in every region of the world and demonstrated to customers that it can uniquely combine business know-how and the application of technology to help them succeed in their marketplaces.

      In 2003, IBM became the premier chip supplier to the electronic gaming industry when Microsoft licensed IBM processor technology for inclusion in its next generation Xbox system, joining Nintendo, to whom IBM provides the processor for its current generation system, and Sony, which had previously signed a licensing agreement for its future generation game systems.

      IBM's strong cash provided by operations of $14.6 billion and the Company's strong return on invested capital allowed the Company to invest $5 billion in Research and Development, which has not only continued to produce industry-leading products and technology but which has expanded IBM's research mission to pursue innovation in business transformation. IBM's investment in R&D resulted in the most U.S. patents for the eleventh straight year, a record unequaled in the history of the U.S. Patent and Trademark Office. IBM successfully integrated some 30,000 former employees of PricewaterhouseCoopers Consulting—acquired fourth quarter 2002—and acquired several software companies in 2003, most notably Rational Software, a leading software tools developer.

      The Committee's criteria for determining Mr. Palmisano's compensation are driven by three factors: the competitive marketplace, the complexity inherent in leading IBM, and, most importantly, Mr. Palmisano's performance. The Committee believes that, in a year of global business pressures, economic volatility, and geopolitical uncertainty, Mr. Palmisano led IBM through several difficult challenges, while moving the Company forward compared to its competition. His leadership in 2003, and his firm establishment of the on demand point of view, has been important in positioning the Company for a future of growth.

      Mr. Palmisano's annual incentive award for 2003 is reported in the "Bonus" column of the Summary Compensation Table on page 15. In addition, he earned a payout from the 2001-2003 long-term incentive award program, based on the Company's cumulative financial results over that three-year period award, reported in the "LTIP Payouts" column of the Summary Compensation Table. Considering all of the factors, the Committee believes that the total value of Mr. Palmisano's compensation is appropriate compared to Chairmen/CEOs of the Company's large, complex global competitors.

Charles F. Knight (chairman)
Cathleen Black*
Joan E. Spero

*
Ms. Black served on the Executive Compensation and Management Resources Committee until March 1, 2004, on which date Mr. Ghosn joined the committee.

The selected references in this report to constant currency are made so that financial results can be viewed without the impacts of changing foreign currency exchange rates, and therefore facilitates a comparative view of business growth.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation(1)
		Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(2)		Restricted Stock Awards	Securities Underlying Options(#)	LTIP Payouts	All Other Compensation
S.J. Palmisano Chairman, President and CEO	2003 2002 2001	$1,550,000 1,433,333 1,100,000	$5,400,000 4,500,000 3,000,000	$11,037 75,336 80,391		$0 0 0	250,000 300,000 90,000	$769,095 853,505 2,156,486	$181,500 133,000 70,500	(3)
N.M. Donofrio Senior VP	2003 2002 2001	637,501 550,000 550,000	1,185,000 565,000 625,000	1,390 6,929 1,770		0 1,819,347 0	59,028 60,849 50,000	425,566 509,555 1,299,088	36,075 35,250 38,250	(3)
J.R. Joyce Senior VP and CFO	2003 2002 2001	615,000 550,000 518,750	1,141,000 550,000 650,000	205 202 44,162		1,363,246 0 0	58,453 68,700 60,000	512,730 509,555 740,480	34,950 36,313 33,563	(3)
D.T. Elix Senior VP and Group Executive	2003 2002 2001	622,501 500,000 487,500	1,010,000 485,000 525,000	764,092 909 11,829	(4)	1,817,740 1,455,478 0	67,082 70,663 65,000	553,748 509,555 1,000,298	33,925 30,750 26,475	(5)
W.M. Zeitler Senior VP and Group Executive	2003 2002 2001	487,501 425,000 406,250	995,000 350,000 365,000	2,928 6,768 4,925		908,831 1,455,478 0	52,010 60,849 50,000	425,566 286,625 688,517	24,125 22,700 20,338	(3)

(1)
At the end of 2003, Mr. Palmisano held 81,177 performance stock units and 64,455 restricted stock units having a combined value of $13,497,174; Mr. Donofrio held 28,257 performance stock units, 57,265 restricted stock units, and 25,200 shares of restricted stock having a combined value of $10,261,715; Mr. Joyce held 31,168 performance stock units and 48,513 restricted stock units having a combined value of $7,384,835; Mr. Elix held 33,732 performance stock units and 74,249 restricted stock units having a combined value of $10,007,679; and Mr. Zeitler held 27,089 performance stock units and 55,063 restricted stock units having a combined value of $7,613,847. Restricted stock and restricted stock units earn dividends and dividend equivalents at the same rate as the dividends paid to stockholders; otherwise, restricted stock/unit awards have no value to the recipient until the restrictions are released. No dividend equivalents are paid on outstanding performance stock units.
(2)
For Mr. Palmisano, this amount includes perquisites and personal benefits in excess of reporting thresholds, including $38,280 and $29,171 imputed as income for use of corporate aircraft in 2002 and 2001, respectively (calculated in accordance with Internal Revenue Service requirements) and $13,655 for use of cars in 2001.
(3)
Represents the Company's contributions to the IBM Savings Plan and the Executive Deferred Compensation Plan ("EDCP").
(4)
This amount includes reimbursement for tax liabilities related to payments for overseas assignment (see footnote (5) below).
(5)
This amount includes payments for certain expenses related to relocation from assignment outside of home country, as well as $33,225 for the Company's contributions to the IBM Savings Plan and the EDCP.

STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Ten-Year Option Term(2)
	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year
Name			Exercise Price per Share	Expiration Date
					0%	5%	10%
S.J. Palmisano	250,000	0.56%	$78.13	2/24/13	$0	$12,283,900	$31,129,800
N.M. Donofrio	59,028	0.13%	78.13	2/24/13	0	2,900,400	7,350,100
J. R. Joyce	58,453	0.13%	78.13	2/24/13	0	2,872,100	7,278,500
D.T. Elix	67,082	0.15%	78.13	2/24/13	0	3,296,100	8,353,000
W.M. Zeitler	52,010	0.12%	78.13	2/24/13	0	2,555,500	6,476,200
	5% (to $127/share)	10% (to $203/share)
Increase in market value of IBM common stock for all stockholders at assumed annual rates of stock price appreciation (as used in the table above) from $78.13 per share, over the ten-year period, based on 1,694.5 million shares outstanding on December 31, 2003.	$83 billion	$211 billion

(1)
No Stock Appreciation Rights (SARs) or Incentive Stock Options were granted to the named executive officers during 2003.
(2)
Potential Realizable Value is based on the assumed annual growth rates for each of the grants shown over their ten-year option term. For example, a $78.13 per share price with a 5% annual growth rate results in a stock price of $127 per share and a 10% rate results in a price of $203 per share. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS/SAR VALUES

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End		Value of Unexercised In-the-Money Options/ SARs at Fiscal Year-End
Name	Shares Acquired on Exercise (#)	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
S. J. Palmisano	0	$0	869,617	565,001	$29,143,874	$3,637,500
N.M. Donofrio	153,084	10,694,145	709,199	142,166	33,754,396	858,857
J.R. Joyce	0	0	192,738	152,479	3,591,877	850,491
D.T. Elix	0	0	178,864	165,081	2,040,720	976,043
W.M. Zeitler	0	0	191,105	134,398	4,419,762	756,746

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts under Non-Stock Price-Based Plans(1)
		Performance or Other Period Until Maturation or Payout
Name	Number of Shares, Units or Other Rights
			Threshold (#)(2)	Target (#)	Maximum (#)
S.J. Palmisano	41,667	1/03-12/05	10,417	41,667	62,501
N.M. Donofrio	9,827	1/03-12/05	2,457	9,827	14,741
J.R. Joyce	9,731	1/03-12/05	2,433	9,731	14,597
D.T. Elix	11,168	1/03-12/05	2,792	11,168	16,752
W.M. Zeitler	8,659	1/03-12/05	2,165	8,659	12,989

(1)
Long-Term Incentive Program ("LTIP") awards are denominated in Performance Stock Units ("PSUs"), which are equivalent in value to IBM common stock. PSUs are earned for achieving specified cumulative business objectives of earnings-per-share and cash flow, weighted 80/20 respectively, over a three-year performance period beginning 1/1/03 and ending 12/31/05. Performance against each of the targets will be subject to separate payout calculations. The target number of PSUs will be earned if 100% of the objectives are achieved. The threshold number will be earned for the achievement of 70% of the objectives, and the maximum number will be earned for achieving 120% of the objectives. No payout will be made for performance below the threshold.

  After the performance period, the earned PSUs will be paid in stock or cash. If paid in cash, the cash value for each PSU will be equal to the average closing price of one share of IBM common stock for the month of January 2006.

(2)
The amounts in this column represent the threshold number of PSUs that can be earned if 70% attainment of both business objectives is achieved. In the event that only one objective is achieved (at the 70% level), then the number of performance stock units earned would be 80% of the threshold number based on earnings-per-share achievement or 20% based on cash flow achievement.

RETIREMENT PLANS

        Retirement benefits are provided to the executive officers of the Company, including the named executive officers, under an unfunded, non-qualified defined benefit pension plan known as the Supplemental Executive Retention Plan ("SERP"). Benefits under the SERP are offset by benefits under the Company's defined benefit pension plan known as the IBM Personal Pension Plan, which provides funded, tax-qualified benefits up to IRS limits and unfunded, non-qualified benefits in excess of IRS limits. The SERP and the IBM Personal Pension Plan are referred to collectively as the "Plans".

        Effective July 1, 1999, the SERP was amended in line with amendments to the IBM Personal Pension Plan. As with the changes to the IBM Personal Pension Plan, transition provisions apply. Executives who were within five years of retirement eligibility on June 30, 1999, remain eligible under the prior SERP provisions. All other executives are subject to the current SERP provisions, except that executives who were at least age 40 with 10 years of service on June 30, 1999, are governed by a transitional rule under which they continued to accrue benefits under the prior SERP provisions through 2003.

        For purposes of the Plans, average annual compensation is equal to the average annual salary and bonus over the final five years of employment or the highest consecutive five calendar years of compensation, whichever is greater. The annual salary and bonus for the current year for the named executive officers is indicated in the Annual Compensation column of the Summary Compensation Table.

      The years of service for each of the named executive officers under the Plans, as of December 31, 2003 are: Mr. Palmisano, 30 years; Mr. Donofrio, 36 years; Mr. Joyce, 28 years; Mr. Elix, 34 years; and Mr. Zeitler, 34 years. No additional benefits are payable under the Plans for years of service in excess of 35 years. Benefits under the Plans are computed on the basis of a single life annuity and are payable, subject to reduction, in any annuity form permitted under the applicable IBM Personal Pension Plan formula (lump sum payments are not available under the SERP). Benefits are paid from the trust under the IBM Personal Pension Plan, to the extent permitted by law, and are not subject to reduction for Social Security benefits or other offset amounts.

      The following tables set out the estimated annual retirement benefit payable under the Plans through year-end 2003 for a participant at age 65, for various levels of average annual compensation (as defined above) and years of service, under the prior SERP provisions and under the SERP provisions effective July 1, 1999. Under the prior SERP provisions, benefits generally are payable only if the executive is at least 60 at termination. Under both provisions, at age 60 or later, benefits are unreduced. The named executive officers are eligible for retirement benefits under the prior SERP provisions, except that Mr. Joyce is governed by the SERP provisions effective July 1, 1999, and the SERP transitional rule described above.

      Table 1. Estimated Annual Retirement Benefits Payable under the Plans under prior SERP Provisions

	Years of Service
Five-Year Average Compensation
	5	15	20	25	30	35
$ 500,000	$53,831	$161,492	$215,322	$247,822	$280,322	$299,072
1,000,000	117,581	352,742	470,322	535,322	600,322	637,822
1,500,000	181,331	543,992	725,322	822,822	920,322	976,572
2,000,000	245,081	735,242	980,322	1,110,322	1,240,322	1,315,322
5,000,000	627,581	1,882,742	2,510,322	2,835,322	3,160,322	3,347,822
7,500,000	946,331	2,838,992	3,785,322	4,272,822	4,760,322	5,041,572
10,000,000	1,265,081	3,795,242	5,060,322	5,710,322	6,360,322	6,735,322
12,500,000	1,583,831	4,751,492	6,335,322	7,147,822	7,960,332	8,429,072

      Table 2. Estimated Annual Retirement Benefits Payable under the Plans under SERP Provisions effective July 1, 1999

	Years of Service
Five-Year Average Compensation
	5	15	20	25	30	35
$ 500,000	$42,904	$128,713	$171,618	$211,019	$238,245	$277,953
1,000,000	92,857	278,571	371,429	464,286	557,143	650,000
1,500,000	139,286	417,857	557,143	696,429	835,714	975,000
2,000,000	185,714	557,143	742,857	928,571	1,114,286	1,300,000
5,000,000	464,286	1,392,857	1,857,143	2,321,429	2,785,714	3,250,000
7,500,000	696,429	2,089,286	2,785,714	3,482,143	4,178,571	4,875,000
10,000,000	928,571	2,785,714	3,714,286	4,642,857	5,571,429	6,500,000
12,500,000	1,160,714	3,482,143	4,642,857	5,803,571	6,964,286	8,125,000

OTHER DEFERRED COMPENSATION PLANS

      The IBM Savings Plan (previously known as the IBM TDSP 401(k)) allows all eligible employees to defer up to 80% of their salary and variable pay on a tax-favored basis into a tax exempt trust pursuant to Internal Revenue Service guidelines. IBM matches these deferrals at the rate of 50% for the first 6% of compensation deferred. The employee accounts are invested by the plan trustee in a selection of investment funds, including an IBM Stock Fund, as directed by the employees. Corporate officers participate in the IBM Savings Plan on the same basis as all other employees. For 2003, Internal Revenue Service limits on the IBM Savings Plan precluded an annual deferral of more than $12,000 ($14,000 for participants who were at least age 50 during such year) and any deferral on compensation in excess of $200,000 for any one employee.

      IBM established the IBM Executive Deferred Compensation Plan (the "EDCP") in 1995. The EDCP allows any U.S. executive, including officers, to defer additional income and receive a Company match on the same basis as the IBM Savings Plan except that the Company match for the EDCP is credited only in units of IBM common stock which are not transferable to other investment alternatives during employment. In addition, participants can defer all or a portion of their annual incentive until termination of employment under the EDCP. In the event that the salary of a Company officer who is subject to the limits of section 162(m) of the Code exceeds $1,000,000, such officer may defer up to 100 percent of his or her salary. The EDCP is not funded and participants are general creditors of the Company. All investments in the EDCP increase or decrease based on the results of the actual IBM Savings Plan funds' performance, but the payments after employment ends are paid out of Company funds rather than the actual returns on a dedicated investment portfolio.

      The Company also provides executives with the opportunity to defer payout of any cash payments under LTIP awards and certain restricted stock unit awards on terms similar to the EDCP. These amounts are not funded (participants are general creditors of the Company) and there is no Company match on these amounts. The restricted stock unit award deferrals are recorded as deferred units of Company stock and are not transferable to any other investment alternatives until paid out.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

      There are no employment agreements or change-in-control arrangements with any of the named executive officers.

PERFORMANCE GRAPH

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN FOR IBM, S&P 500 STOCK INDEX, AND S&P COMPUTERS (HARDWARE) INDEX (EXCLUDING IBM)

	1998	1999	2000	2001	2002	2003
IBM Common Stock	100	117.50	93.01	133.01	85.83	103.42
S & P 500 Stock Index	100	121.04	110.02	96.95	75.52	97.18
S & P Computers (Hardware) Index (excluding IBM)	100	190.22	98.47	76.12	57.12	75.53

        The above graph compares the five-year cumulative total return for IBM common stock with the comparable cumulative return of two indices. Because IBM is a company within the Standard & Poor's ("S&P") 500 Stock Index, the Securities and Exchange Commission's proxy rules require the use of that index. Under those rules, the second index used for comparison may be a published industry or line-of-business index. The S&P Computers (Hardware) Index is such an index. The results for this index exclude IBM.

        The graph assumes $100 invested on December 31, 1998, in IBM common stock and $100 invested at that same time in each of the S&P indexes. The comparison assumes that all dividends are reinvested.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The Audit Committee hereby reports as follows:

      1.    The Audit Committee has reviewed and discussed the audited financial statements with IBM's management.

      2.    The Audit Committee has discussed with PricewaterhouseCoopers LLP and Ernst & Young LLP, IBM's independent accountants, the matters required to be discussed by SAS 61 (Communication with Audit Committees) as may be modified or supplemented.

      3.    The Audit Committee has received the written disclosures and the letters from PricewaterhouseCoopers LLP and Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as may be modified or supplemented, and has discussed with PricewaterhouseCoopers LLP and Ernst & Young LLP their independence.

      4.    Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of IBM, and the Board has approved, that the audited financial statements be included in IBM's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

L.A. Noto (chair)
J.B. Slaughter
S. Taurel
C.M. Vest

AUDIT AND NON-AUDIT FEES

      Set forth below are the fees paid by IBM to its independent accounting firms, PricewaterhouseCoopers LLP ("PwC") and Ernst & Young LLP ("E&Y"), for the fiscal periods indicated. The data reflected for E&Y as presented for the period October 1 to December 31, 2002 reflects their engagement as independent accountants for the Company as of October 1, 2002 in connection with the Company's Business Consulting Services unit.

      In 2002, IBM paid PwC $3.5 billion of the cost related to the acquisition of the consulting business from PwC. The amount of net tangible assets transferred in that transaction was subject to a review process between both parties under the terms of the agreement. As a result of the review process and other adjustments, the company paid an additional amount to PwC of $397 million in July 2003. As part of the transaction, PwC has agreed to provide certain transition services to IBM, including financial, human resources, office and other services. For 2003 and 2002, IBM paid PwC $171 million and $120 million, respectively, for those services. In addition, IBM expects to pay PwC $81 million (net present value) over the course of the next 11 years, relating to subleases of office space.

	PwC		E&Y
	2003	2002	2003	2002
	(Dollars in millions)
Audit Fees	$11.3	$12.2	$2.5	$2.7
Audit-Related Fees	18.0	10.4	8.5	1.0
Tax Fees	22.9	23.9	0.2	0.0
All Other Fees	0.0	1.4	0.0	0.0

DESCRIPTION OF NON-AUDIT SERVICES

      Audit-Related Fees—comprise fees for services that are reasonably related to the performance of the audit or review of the Company's financial statements. For 2003, these services include $5 million and $0.4 million paid to PwC and E&Y, respectively, for the audit of the Company's internal controls in anticipation of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. These services also include country statutory audits, independent assessment of controls related to outsourcing services, support of business acquisition and divestiture activities, review of IBM's retirement and other benefit-related programs, and review of registration statements and comfort letter issuances associated with IBM public offerings of securities.

      Tax Fees—comprise fees for tax compliance, tax advice and tax planning services rendered by the Company's independent accountants. These services include $18 million and $17 million paid to PwC in 2003 and 2002 respectively, for tax preparation services for employees on assignment, with the remaining amounts for corporate tax services. Those corporate tax services include technical tax advice on U.S. international tax matters, assistance with foreign income tax, value added tax, government sales tax and equivalent tax matters in local jurisdictions, assistance with local tax authority documentation and reporting requirements for tax compliance purposes, and assistance with tax audit defense matters.

      All Other Fees—comprise fees for all other services not included in any of the other categories noted above. These services in 2002 were primarily for assistance with financial information system design and implementation and were incurred prior to the enactment of the Sarbanes-Oxley Act in 2002.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

      The Company's Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, the Company's independent accounting firms. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by these firms during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee.

      Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

2.   RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS (PRICEWATERHOUSECOOPERS LLP)

      In accordance with its charter, the Audit Committee has selected the firm of PricewaterhouseCoopers LLP, independent accountants, to be IBM's auditors for the year 2004 and with the endorsement of the Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP ("PwC") served in this capacity for the year 2003. Its representative will be present at the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

      The Audit Committee reviews and approves in advance the audit scope, the types of non-audit services, and the estimated fees for the coming year. The committee also continues to review other matters such as payments by the Company to PwC in connection with the Company's acquisition of PwC's global business consulting and technology services unit to ensure that they will not impair the independence of the accountants. Before selecting PwC, the Audit Committee carefully considered that firm's qualifications as independent accountants for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with PwC in all of these respects. The committee's review included inquiry concerning any litigation involving PwC and any proceedings by the Securities and Exchange Commission against the firm. In this respect, the committee has concluded that the ability of PwC to perform services for the Company is in no way adversely affected by any such investigation or litigation.

      The IBM Board of Directors and the Audit Committee unanimously recommend a vote FOR this proposal.

3.   RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS FOR THE COMPANY'S BUSINESS CONSULTING SERVICES UNIT (ERNST & YOUNG LLP)

      In accordance with its charter, the Audit Committee has selected the firm of Ernst & Young LLP, independent accountants, to be IBM's auditors for the year 2004 for the Company's Business Consulting Services unit and with the endorsement of the Board of Directors, recommends to stockholders that they ratify that appointment. Ernst & Young LLP ("E&Y") served in this capacity for the year 2003. Its representative will be present at the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

      The Audit Committee reviews and approves in advance the audit scope, the types of non-audit services, and the estimated fees for the coming year. Before selecting E&Y, the Audit Committee carefully considered that firm's qualifications as independent accountants for the Company. This included a review of its performance in the prior year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with E&Y in all of these respects. The committee's review included inquiry concerning any litigation involving E&Y and any proceedings by the Securities and Exchange Commission against the firm. In this respect, the committee has concluded that the ability of E&Y to perform services for the Company is in no way adversely affected by any such investigation or litigation.

      The IBM Board of Directors and the Audit Committee unanimously recommend a vote FOR this proposal.

4.   APPROVAL OF LONG-TERM INCENTIVE PERFORMANCE TERMS FOR CERTAIN EXECUTIVES

      Under section 162(m) of the Internal Revenue Code of 1986, in order for compensation in excess of $1,000,000 paid in any year to any "covered employee" (defined by section 162(m) of the Code as a company's chief executive officer or any of such company's four other most highly compensated executive officers named in the proxy statement) to be deductible by the company, such compensation must qualify as "performance-based." The Executive Compensation and Management Resources Committee (the "Compensation Committee") of the Board of Directors has adopted the following terms, subject to stockholder approval, under which long-term incentive awards for covered employees (as they may be constituted from time to time, and including persons who may become covered employees between the time of grant and payment of the award) would be performance-based for purposes of exemption from the limitations of section 162(m).

      The performance criteria for long-term incentive performance awards (whether such awards take the form of stock, stock units or equivalents or cash) made (or paid) to any covered employee shall consist of objective tests based on one or more of the following: earnings, cash flow, customer satisfaction, revenues, financial return ratios, market performance, shareholder return and/or value, operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, stock price, working capital, and changes between years or periods that are determined with respect to any of the above-listed performance criteria. The performance period may extend over two to five calendar years, and may overlap one another, although no two performance periods may consist solely of the same calendar years. Performance criteria may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. The formula for any such award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss, and will be based on accounting rules and related IBM accounting policies and practices in effect on the date these awards are approved by the Compensation Committee.

      Under these terms, no employee may receive a long-term incentive award in any performance period of more than 400,000 shares or share equivalents (stock units), subject to adjustment for changes in corporate capitalization, such as stock splits. For purposes of this maximum, if an award is denominated in cash rather than in shares, the equivalent will be determined by dividing the highest amount that the award could be under the formula for that year by the closing price of a share of stock on the first trading day of the applicable performance period. As discussed above, awards under these terms will be based upon the Company's future performance, and no incentive compensation under these terms has yet been awarded or earned by any covered executive. Accordingly, the amount of long-term incentive compensation to be paid in the future to the Company's current and future covered employees under these terms cannot be determined at this time, as actual amounts will depend on the size of such awards, on actual performance and on the Compensation Committee's discretion to reduce such amounts. For an understanding of the size and structure of these awards in the past, see the Long-Term Incentive Plans—Awards in Last Fiscal Year table on page 17. Nothing in these terms precludes the Compensation Committee from making any payments or granting any awards whether or not such payments or awards qualify for tax deductibility under section 162(m).

      The IBM Board of Directors unanimously recommends a vote FOR this proposal.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	153,704,747	$89.72	135,518,103
Equity compensation plans not approved by security holders	91,261,305	$79.33	56,068,715
Total	244,966,052	$85.85	191,586,818

The table does not include 6,941,943 restricted stock units, including restricted stock units payable under outstanding performance stock units assuming 100 percent of the performance objectives are achieved. It also does not include 135,141 Promised Fee Shares that are outstanding under the Directors Deferred Compensation and Equity Award Plan ("DCEAP")—see "General Information—Directors' Compensation." The Company has issued 14,221 shares of IBM common stock under the DCEAP, and 748,893 shares remain available for issuance thereunder.

(1)
In connection with 19 acquisition transactions, 3,478,566 additional options are outstanding as a result of the Company's assumption of options granted by the acquired entities. The weighted average exercise price of these options is $90.38. The Company has not made, and will not make, any future grants or awards of equity securities under the plans of these acquired companies.

      The material features of each equity compensation plan under which equity securities are authorized for issuance that was adopted without stockholder approval are described below:

2001 LONG-TERM PERFORMANCE PLAN

      The 2001 Long-Term Performance Plan (the "2001 Plan") is used to fund awards for employees other than senior executives of the Company. Awards for senior executives of the Company will continue to be funded from the stockholder-approved 1999 Long-Term Performance Plan (the "1999 Plan"). Otherwise, the provisions of the 2001 Plan are identical to the 1999 Plan, including the type of awards that may be granted under the plan (stock options, restricted stock and unit awards and long-term performance incentive awards).

      The 2001 Plan is administered by the Executive Compensation and Management Resources Committee of the Board of Directors, and that Committee may delegate to officers of the Company certain of its duties, powers and authority. Payment of awards may be made in the form of cash, stock or combinations thereof and may be deferred with Committee approval. Awards are not transferable or assignable except (i) by law, will or the laws of descent and distribution, (ii) as a result of the disability of the recipient, or (iii) with the approval of the Committee.

      If the employment of a participant terminates, other than as a result of the death or disability of a participant, all unexercised, deferred and unpaid Awards shall be canceled immediately, unless the Award Agreement provides otherwise. In the event of the death of a participant or in the event a participant is deemed by the Company to be disabled and eligible for benefits under the terms of the IBM Long-Term Disability Plan (or any successor plan or similar plan of another employer), the participant's estate, beneficiaries or representative, as the case may be, shall have the rights and duties of the participant under the applicable Award Agreement. In addition, unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Awards at any time if the participant is not in compliance with all applicable provisions of the Award Agreement and the Plan. In addition, Awards are cancelled if the participant engages in any conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company.

PWCC ACQUISITION LONG-TERM PERFORMANCE PLAN

      The IBM PWCC Acquisition Long-Term Performance Plan (the "PWCC Plan") was adopted by the Board of Directors in connection with the Company's acquisition of PricewaterhouseCoopers Consulting ("PwCC") from Pricewaterhouse Coopers LLP, as announced on October 1, 2002. The PWCC Plan has been and will continue to be used solely to fund awards for employees of PwCC who have come over to the Company as a result of the acquisition. Awards for senior executives of the Company will not be funded from the PWCC Plan. The terms and conditions of the PWCC Plan are substantively identical to the terms and conditions of the 2001 Plan, described above.

STOCKHOLDER PROPOSALS

      Stockholder proposals may be submitted for inclusion in IBM's 2005 proxy material after the 2004 Annual Meeting but must be received no later than 5 p.m. EST on November 8, 2004. Proposals should be sent via registered, certified, or express mail to: Office of the Secretary, International Business Machines Corporation, New Orchard Road, Armonk, N.Y. 10504.

      Management carefully considers all proposals and suggestions from stockholders. When adoption is clearly in the best interest of the Company and stockholders, and can be accomplished without stockholder approval, the proposal is implemented without inclusion in the proxy material.

      Examples of stockholder proposals and suggestions that have been adopted over the years include stockholder ratification of the appointment of independent accountants, improved procedures involving dividend checks and stockholder publications, and changes or additions to the proxy material concerning such matters as abstentions from voting, appointment of alternative proxy, inclusion of a table of contents, proponent disclosure, and secrecy of stockholder voting.

      The IBM Board of Directors opposes the following proposals for the reasons stated after the proposals.

5.   STOCKHOLDER PROPOSAL ON CUMULATIVE VOTING

      Management has been advised that Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the owner of 200 shares, intends to submit the following proposal at the meeting:

      RESOLVED:   "That the stockholders of IBM, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

      REASONS:   "Many states have mandatory cumulative voting, so do National Banks."

      "In addition, many corporations have adopted cumulative voting."

      "Last year the owners of 301,202,401 shares, representing approximately 30.5% of shares voting, voted FOR this proposal."

      "If you AGREE, please mark your proxy FOR this resolution."

The IBM Board of Directors unanimously recommends a vote AGAINST this proposal.

      IBM, like most other major corporations, provides that each share of common stock is entitled to one vote for each nominee for Director. The Board of Directors believes that this approach produces a Board that will represent the interests of the Company's stockholders as a whole rather than the interests of any particular group. In contrast, cumulative voting, as suggested by the Proponent, would enable stockholders representing less than a majority of all shares to elect a director to represent their own particular interests. This could result in a Board of Directors on which each director advocates the positions of the group responsible for his or her election, rather than the positions that are in the best interest of the Company and IBM stockholders as a whole. The Board believes that changing the current voting procedure is not advisable. The Board therefore unanimously recommends a vote AGAINST this proposal.

6.   STOCKHOLDER PROPOSAL ON PENSION AND RETIREMENT MEDICAL

      Management has been advised that Mr. James Leas, 37 Butler Drive, South Burlington, VT 05403, the holder of 408 shares, on behalf of himself and 191 co-filers of the proposal, whose names, addresses and IBM stockholdings are available upon request, intends to submit the following proposal at the meeting:

      Stockholders ask the Board to adopt the following policy:

    Age discrimination in retirement policies will be ended by allowing all employees, regardless of age, to choose the promised pension and retirement medical insurance under the terms in effect before IBM adopted changes in 1995 and 1999.

      On July 31, 2003, a Federal District Court in Illinois ruled that the cash balance pension plan IBM adopted in 1999 and an earlier plan IBM adopted in 1995 both violated federal retirement law because they discriminated on the basis of age.

      The Wall Street Journal reported the next day that "potentially, IBM could have to recalculate benefits for 130,000 employees and retirees, paying most of them more." However, the Journal also reported that "the impact" of the decision "to IBM's near-term operating cash flow would be negligible, because [IBM] would pay the benefits from its well-funded pension plan. Indeed, the company filings say an adverse ruling would be immaterial."

      Countering Bush Administration plans to overturn this federal court ruling, on September 9, 2003, Congress overwhelmingly passed an amendment introduced by Congressman Bernie Sanders to prevent federal funds from being so used.

      The changes IBM implemented in 1999 created an unprecedented groundswell of dissent among IBM employees. Covered by national media, employee meetings around the country led to a Senate hearing chaired by Senator James Jeffords, stockholder resolutions, union organizing, the class action law suit that employees won, and then the vote in the US Congress.

      Employees expressed outrage that IBM broke its promise that retirement pay and retirement medical insurance would be a secure part of earned compensation.

      The protest campaign led IBM to partially back down, allowing about 35,000 additional employees to choose between the pension plans.

      Confirming employee calculations, the court said that the cash balance plan would "cause reductions in retirement pay of up to 47% for older workers."

      Having considered the fully developed arguments on both sides, the federal district court declared that IBM's "1999 cash balance formula violates the literal terms of the Employee Retirement Income Security Act. IBM's own age discrimination analysis illustrates the problem."

      From IBM's own documents the court also concluded that "IBM proceeded with the cash balance plan with open eyes and was fully informed of the consequences of the litigation that was sure to come."

      An accounting rule treatment of the pension plan permitted IBM to boost the profit report as a result of its 1995 and 1999 changes—even though no money was transferred into the company. The court said, "astonishingly, plan income was over $1 billion in 2001, and this accounted for 13% of IBM's net income." IBM executive pay is tied to the report of profit—as elevated by the pension income.

      In addition, the August 1, 2003 New York Times noted that some of the savings to the pension plan "was to be used to create pensions for executives." IBM enacted a separate "top hat" pension plan for executives.

      The IBM Board of Directors unanimously recommends a vote AGAINST this proposal.

      To stay competitive in the marketplace, we have to attract and keep the industry's most talented people. We do that, in part, by offering compensation and benefit programs that provide value to our employees. In this context, IBM remains convinced that the changes made to its pension and retirement medical insurance plans were the right thing to do. The pension changes adopted in 1995 addressed a specific set of corporate purposes: to control or reduce costs, to reduce early retirement subsidies, and to provide a more attractive benefit for mid-career hires and other short-service employees. These objectives were set, and the plan changes were adopted, in the context of urgent efforts by IBM to resuscitate a business that was sustaining enormous losses in the early 1990s. Further, the adoption of the plan changes were also part of a broader package of changes being made by IBM, which included the allocation of greater resources to the 401(k) plan and to various forms of incentive compensation and the hiring of experienced employees to staff its growing services business.

      Moreover, when IBM announced other changes to its pension plan and retirement medical programs in May 1999, it did so after an exhaustive analysis of the practices of the companies against which it competes for employee talent, collecting information from over 75 companies on all aspects of their compensation and benefit plans and programs, including salary, bonuses, equity award programs, medical benefits and pensions. As a result of these studies, IBM found that a number of its programs and plans were significantly out of line with what the competition was offering their employees. In pensions, IBM found that 75% of its competitors did not offer a pension plan and even fewer offered retiree medical. For certain job categories, IBM's cash compensation programs were below the industry norm, and as a result IBM has continued with our effort to deliver greater cash value to these positions. This year, IBM set aside more than $673 million to fund pay increases for non-executive employees. In addition, bonus pay for our non-executive employees for 2003 amounted to a total of $718 million, not including additional amounts paid in commission. IBM also found that its equity award programs lagged behind the programs of its competitors, and since 1995, IBM has increased the number of non-executive employees holding stock options from 1,000 to over 78,500 in 2003 (and the percentage of optionees who are non-executives has grown from 40% in 1995 to over 94% in 2003). In sum, management and the Board are convinced that the changes made to the Company's pension and retiree medical plans were the right thing to do at that time. Going forward, IBM will continually review its plans and programs, making changes where appropriate to provide its employees with a total compensation and benefits package that is competitive and that serves to attract and retain the best performers.

      For all of these reasons, the Board unanimously recommends a vote AGAINST this proposal.

7.   STOCKHOLDER PROPOSAL ON EXECUTIVE COMPENSATION

      Management has been advised that Mr. Donald S. Parry, 1178 Wood Duck Hollow, Jacksonville, FL 32259-2932, the owner of 37.074 shares, on behalf of himself and 15 co-filers of the proposal, whose names, addresses and IBM stockholdings are available upon request, intends to submit the following proposal at the meeting:

      RESOLVED:   The Stockholders request that the Board of Directors adopt a policy that the compensation of senior executives will be determined in the future without regard to any amount of "periodic pension income" from a defined benefit pension plan that the accounting rules may require IBM to treat as an addition to its income.

Statement of Support

      IBM uses criteria to measure and compensate the performance of its senior executives that include "periodic pension income" from defined benefit pension plans. In my view, compensation decisions should not be influenced by that type of income, because it does not reflect the results of operations, money that is actually available for use by the company, or the actual performance of the executives involved.

      IBM's annual report for 2002 reports "periodic pension income" from various defined pension benefit plans of about $1.2 billion, or nearly 16% of its pre-tax income. This compares with $1.5 billion, or 13% of its pre-tax income in 2001, and $1.3 billion, or 11% of its pre-tax income in 2000.

      In all, "pension income" accounted for more than $4 billion of IBM's pre-tax income for those three years. However, as the managing director of Standard & Poors observed in Investors Business Daily, "it's not the company's money. It stays in the pension fund." (Oct. 25, 2002)

      Despite this fact, the 2003 proxy statement reports that senior executives were given millions of dollars in performance-based compensation based, in part, on either net income or earnings-per-share. From 2000 through 2003, this compensation included more than $35 million in annual bonus awards, in addition to $23 million in restricted stock and $28 million in cash under the Long Term Incentive Plan.

      Under these circumstances, it appears that the amounts of performance-based compensation were significantly increased on the basis of the $4 billion of reported "pension income." To compound the incongruity, the 2003 proxy statement states that IBM paid the equivalent sum of approximately $4 billion into its U.S. pension plan—"$2.1 billion in cash with the remaining $1.9 billion in IBM stock"—in order to assure that it is "fully funded."

      I believe IBM has violated the principle of pay for performance by including "pension income" in the measures of performance that it uses to compensate executives. As a Business Week article has noted, that type of income makes corporate earnings "look better than what's really happening with their businesses" (Aug. 13, 2001).

      My proposal won 18% of the votes cast at the 2003 Annual meeting. Since then, I have learned that McDermott International has agreed to exclude pension income from its executive compensation decisions, and that General Electric had decided to do so for its long term incentive plan. In addition while Institutional Shareholder Services did not support the proposal in 2003, it emphatically declared that "pension income should not be used to boost executive pay."

      With your support, our board may decide to make this important change in compensation policy.

      The IBM Board of Directors unanimously recommends a vote AGAINST this proposal.

      The Company strongly believes that compensation of its executives should be based on Company performance as reported to the stockholders. IBM is committed to paying its employees and executives based on the Company's results determined and reported in accordance with generally accepted accounting principles ("GAAP") without resorting to a pro forma approach. Furthermore, the Company's executive compensation programs and policies are administered by the Executive Compensation and Management Resources Committee of the IBM Board of Directors (the "Committee"), which is composed entirely of independent, non-management directors. The Committee is responsible for ensuring that the Company's executives are compensated in a manner that both furthers the Company's business strategies and aligns their interests with those of IBM stockholders. To support this philosophy, the Committee and management have crafted the Company's compensation programs so that a significant portion of executives' total compensation is at risk, tied both to annual and long-term financial performance of the Company as well as to the creation of stockholder value. In addition, to ensure the competitiveness of the Company's total executive pay package, compensation is benchmarked against the practices of companies in the information technology industry and the largest U.S. companies in terms of market capitalization. The Committee believes that the Company's executive compensation programs and policies are properly designed to motivate the Company's executives and to align their interests with the interests of stockholders.

      In addition, the way in which the Company accounts for its pension plans is required by GAAP and by the standards set forth by the Financial Accounting Standards Board ("FASB"). Currently, the FASB is considering a number of proposals with respect to accounting for pension funds, and the Company will comply with those rules as they change over time. Further, IBM provides over 7 pages of detailed financial information with respect to its pension fund assets, liabilities, income and costs in its 2003 Annual Report. See the "Retirement-Related Benefits" section in the Management Discussion beginning on page 54, and Note W "Retirement-Related Benefits" beginning on page 110 of IBM's 2003 Annual Report.

      In fact, IBM's financial reporting is squarely in line with all applicable laws, regulations and accounting standards and requirements. We therefore reject any implication that IBM is administering its pension plan other than in the best interests of the Company's employees and retirees. IBM does not manipulate its pension plan to create profits for the Company or to enrich its executives. We believe it is important to keep in mind what IBM and its management do have control over—the cash compensation programs for IBM employees. If management had wanted to benefit itself, it could have reduced expenses and increased profits by simply paying less cash to employees. However, management did not do so. The Company will continue to administer its compensation and benefit programs properly, and account for pension fund assets, liabilities, income and costs in accordance with the standards set forth by the FASB. For all these reasons, the Board unanimously recommends a vote AGAINST this proposal.

8.   STOCKHOLDER PROPOSAL ON EXPENSING STOCK OPTIONS

      Management has been advised that the United Association S&P 500 Index Fund, 1 Freedom Valley Drive, Oaks, PA 19456, the owner of 109,999 shares, intends to submit the following proposal at the meeting:

      RESOLVED: that the stockholders of International Business Machines Corporation ("Company") hereby request that the Company's Board of Directors establish a policy of expensing in the Company's annual income statement the costs of all future stock options issued by the Company.

      Supporting Statement: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Many companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company's operational earnings.

      Stock options are an important component of our Company's executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company's compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

      "The failure to expense stock option grants has introduced a significant distortion in reported earnings," stated Federal Reserve Board Chairman Greenspan. "Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company's worth." Globe and Mail, "Expensing Options is a Bandwagon Worth Joining," Aug. 16, 2002.

      Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

        There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it's justified.

        For many years, I've had little confidence in the earnings numbers reported by most corporations. I'm not talking about Enron and WorldCom—examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

        Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all CEOs have told their shareholders that options are cost-free...

        When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don't belong in the earnings statement, where in the world do they belong?

      Bear Stearns recently reported that more than 356 companies are expensing stock options or have indicated their intention to do so. 101 of these companies are S&P 500 companies, representing 39% of the index based on market capitalization. See Bear Stearns Equity Research, Sept. 4, 2003, "More Companies Voluntarily Adopt Fair Value Expensing of Employee Stock Options."

      This Fund, along with other Building Trades' union pension funds, sponsored this expensing proposal last proxy season and received majority votes at 26 companies, including Fluor, Calpine, Georgia-Pacific, U.S. Bancorp, Thermo Electron, Veritas Software, Apple Computer and Kohl's. We urge your support for this important reform.

      The IBM Board of Directors unanimously recommends a vote AGAINST this proposal.

      The Company follows Generally Accepted Accounting Principles ("GAAP") with respect to the reporting of stock options, and it will continue to do so. Under GAAP, companies can choose between applying Statement of Financial Accounting Standard ("SFAS") 123 and Accounting Principles Board ("APB") 25. These accounting rules provide different ways of treating the value of stock options at the time of award. IBM, like many other companies, complies with GAAP by following APB 25. Under APB 25, IBM records the intrinsic value of options as an expense on the Company's Income Statement. Under APB 25, if options are granted at market price, no expense is recorded. This fact notwithstanding, IBM also provides footnote disclosure of the Company's earnings per share ("EPS") and net income as if SFAS 123 had been applied. (See "Stock-Based Compensation," set forth in Note A to the Company's Consolidated Financial Statements, entitled "Significant Accounting Policies," beginning on page 82 of IBM's 2003 Annual Report.) Finally, IBM presents both basic and fully diluted EPS on the face of our financials.

      If IBM were to start expensing stock options immediately, the only available accounting rules would be those prescribed by SFAS 123, which require the use of fair value to report stock option expense. However, the Financial Accounting Standards Board ("FASB") is currently finalizing new rules that will replace SFAS 123, and these new rules will require companies to expense stock options starting in 2005. IBM will fully comply with the new rules once they are published. Notably, it is widely expected that these new rules will be different than SFAS 123. Differences between the two rules could include the tax accounting for stock options, the pattern and timing of recording each stock option's expense, accounting for option plan modifications and share cancellations.

      Given these new rules are not final, we believe that expensing stock options in 2004 using SFAS 123 and then changing to the FASB's new rules in 2005 would confuse users of our financial statements. Stockholders would be required to analyze 2003 results using APB 25 rules, 2004 results using SFAS 123, and 2005 results using the new option expensing rules.

      Finally, given that IBM already provides footnote disclosure of our options as if SFAS 123 had applied, we reject the suggestion that our disclosures are anything other than fair and adequate. We also believe the Company has been responsible in its grants of options, both to executives and to rank-and-file employees. In sum, given the changes under consideration by the FASB, the Board believes it is both proper and prudent to await the official pronouncement of the FASB before moving forward and changing the Company's formal accounting method on this subject. For all these reasons, the Board unanimously recommends a vote AGAINST this proposal.

9.   STOCKHOLDER PROPOSAL ON DISCLOSURE OF EXECUTIVE COMPENSATION

      Management has been advised that Ms. Janet Krueger, 1725 SE 8 Avenue, Rochester, MN 55904, the owner of 30 shares, intends to submit the following proposal at the meeting:

      WHEREAS compensation for IBM's executive officers is listed in the annual report, but their total compensation and related company liability is not readily discernable by some professional investors or by the average shareholder; and

      WHEREAS this leaves shareholders with an inadequate and incomplete picture of the company's future liabilities on behalf of those executive officers;

      RESOLVED that IBM's Board of Directors establish a policy and practice to provide full and transparent disclosure of all forms of compensation issued and promised to Company executive officers. This should include, but not be limited to, their salary, bonuses in all forms, loans, and their share of deferred compensation schemes such as 401k, EDSP and the IBM Savings Plan, stock options, life insurance, retirement benefits and any other perks which constitute a current or future liability for shareholders of over $2000. This disclosure shall be made in plain English and in dollar terms using industry accepted accounting principles, including the total benefits paid in the prior year, the total projected obligation, and the plan assets set aside to cover that obligation, for each of the executive officers.

      SUPPORTING STATEMENT: The import of full executive compensation disclosure is exemplified in a Wall Street Journal Europe article dated 10/11/2002 and titled "Corporate Books Hide another Ticking Bomb: Deferred Compensation—Tab for Executive 'Top-Hat' Plans Rises Yearly, Usually Isn't Disclosed—'a Tremendously Large Obligation"', which cites:

      "Companies are required to disclose only a piece of what they promise executives—but not their total annual contributions or even how many employees participate in the plan."

      "It is beyond the experience, and certainly the patience, of most shareholders."

      "Still, incomplete information can stymie the efforts of shareholders, regulators or anyone else trying to calculate an executive's full compensation. It can keep them from being able to understand deferred compensation's impact on a company's bottom line."

      "A footnote in International Business Machines Corp.'s latest proxy discloses that last year Louis V. Gerstner Jr., now 60, the company's chairman, received $300,000 in contributions to his 401(k) and the executive deferred-compensation plan. A shareholder trying to tease out how that money was allocated would have to know enough about tax law to realize that no more than $12,000 of this payment could have gone into Mr. Gerstner's 401(k) account. And only someone intimately familiar with SEC disclosure rules and the details of IBM's top-hat plan would know that the figure leaves out interest credited to his account."

      "An IBM spokeswoman confirms that the bulk of the $300,000 did indeed go into Mr. Gerstner's deferred-compensation account. She says that the account's returns mirror those of the investments in his regular 401(k) account, and therefore need not be disclosed. The spokeswoman says thousands of its executives participate in its deferred-compensation program, and that the average annual deferral is $45,000."

      We urge shareholders to vote FOR this proposal.

      The IBM Board of Directors unanimously recommends a vote AGAINST this proposal.

      The Company provides detailed and complete disclosure of compensation information for executive officers in its Proxy Statement each year, in full compliance with the regulations of the Securities and Exchange Commission ("SEC"). These regulations require the reporting of all compensation arrangements for the Company's chairman and chief executive officer, as well as its four other highest paid executive officers. The Executive Compensation and Management Resources Committee of the Board (the "Committee"), which is comprised solely of independent, non-management directors, reviews and approves the compensation for all executive officers of the Company. The Committee also publishes a detailed report each year in the Proxy Statement, setting forth their approach and philosophy with respect to executive compensation. As the proposal attempts to impose future obligations well beyond what is required by the law and the regulations of the SEC, the Board believes the proposal should be rejected. The Board believes that existing Company disclosure adequately and fairly describes the compensation structure for IBM's executive officers, as well as furnishes an informed basis for IBM stockholders to evaluate the Company's use of compensation to motivate and retain its key personnel. The Board therefore unanimously recommends a vote AGAINST this proposal.

10.   STOCKHOLDER PROPOSAL ON CHINA BUSINESS PRINCIPLES

      Management has been advised that John C. Harrington, P.O. Box 6108, Napa, CA 94581-1108, the owner of 100 shares, intends to submit the following proposal at the meeting:

      WHEREAS: our company's business practices in China respect human and labor rights of workers. The eleven principles below were designed to commit a company to a widely accepted and thorough set of human and labor rights standards for China. They were defined by the International Labor Organization and the United Nations Covenants on Economic, Social & Cultural Rights, and Civil & Political Rights. They have been signed by the Chinese government and China's national laws.

      (1)  No goods or products produced within our company's facilities or those of suppliers shall be manufactured by bonded labor, forced labor, within prison camps or as part of reform-through-labor or reeducation-through-labor programs.

      (2)  Our facilities and suppliers shall adhere to wages that meet workers' basic needs, fair and decent working hours, and at a minimum, to the wage and hour guidelines provided by China's national labor laws.

      (3)  Our facilities and suppliers shall prohibit the use of corporal punishment, any physical, sexual or verbal abuse or harassment of workers.

      (4)  Our facilities and suppliers shall use production methods that do not negatively affect the worker's occupational safety and health.

      (5)  Our facilities and suppliers shall not call on police or military to enter their premises to prevent workers from exercising their rights.

      (6)  We shall undertake to promote the following freedoms among our employees and the employees of our suppliers: freedom of association and assembly, including the rights to form unions and bargain collectively; freedom of expression, and freedom from arbitrary arrest or detention.

      (7)  Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on age, gender, marital status, pregnancy, ethnicity, region of origin, labor, political or religious activity, or on involvement in demonstrations, past records of arrest or internal exile for peaceful protest, or membership in organizations committed to non-violent social or political change.

      (8)  Our facilities and suppliers shall use environmentally responsible methods of production that have minimum adverse impact on land, air and water quality.

      (9)  Our facilities and suppliers shall prohibit child labor, at a minimum comply with guidelines on minimum age for employment within China's national labor laws.

      (10) We will not sell or provide products or technology in China that can be used to commit human rights violations or labor rights abuse.

      (11) We will issue annual statements to the China Working Group detailing our efforts to uphold these principles and to promote these basic freedoms.

      RESOLVED:   Stockholders request the Board of Directors to make all possible lawful efforts to implement and/or increase activity on each of the principles named above in the People's Republic of China.

      SUPPORTING STATEMENT:   As U.S. companies import more goods, consumer and shareholder concern is growing about working conditions in China that fall below basic standards of fair and humane treatment. We hope that our company can prove to be a leader in its industry and embrace these principles.

      The IBM Board of Directors unanimously recommends a vote AGAINST this proposal.

      IBM has long been recognized as a leading employer in the countries in which it operates and has had in place for many years its own global principles, policies and management systems regarding employee conduct and welfare and corporate responsibility.

      Some examples of our policies and practices include the following:

  •
  Our global employee well-being management system and workplace safety programs are applicable to our locations worldwide.

  •
  Our comprehensive global environmental management system includes requirements applicable to all of our operations worldwide.

  •
  IBM's Corporate Community Relations programs, which invest IBM resources—cash, services and technology—result in fundamental changes in communities.

  •
  Leading diversity programs to promote equal opportunity and prohibit discrimination. Our workforce policies cover race, color, religion, gender, gender identity or expression, sexual orientation, national origin, disability, age, veteran's status and human differences such as culture, economic status, lifestyle and marital status.

  •
  A prohibition against the use of forced, bonded or child labor.

  •
  Supply chain initiatives, including expanding on our assessment of certain suppliers to take occupational health and safety, labor and employment practices and security, diversity and environmental standards into account.

      IBM's programs, policies, and directives have resulted in IBM being named the Top Corporate Citizen in the June 2002 edition of the Business Ethics Corporate Social Responsibility Report. IBM was ranked first among 650 leading US companies, the second time the Company has received such a distinction.

      Further, on November 10, 2003 the Company released its first-ever Corporate Responsibility Report—that looks beyond financial reporting and marketplace performance to present the broader dimensions of how we define the value of our Company. This report provides employees and a broad spectrum of external audiences with an integrated view of the philosophy and management system we apply to the economic, social, workforce and environmental aspects of our business. A copy of the report is available on-line at: http:// www.ibm.com/ibm/responsibility/.

      Management and the Board are committed to the belief that a business has many responsibilities—to its customers, investors, partners and employees, and the communities in which it operates. The Company has programs and policies in place to support these responsibilities and adopting a third party code or set of guidelines for any specific country is unnecessary.

      In sum, we believe IBM's global principles, policies and management system already address the objectives sought by the proponent. As a result, the Board therefore unanimously recommends a vote AGAINST this proposal.

11.   STOCKHOLDER PROPOSAL ON POLITICAL CONTRIBUTIONS

      Management has been advised that The Teamster Affiliates Pension Plan, 25 Louisiana Ave., N.W., Washington, D.C. 20001, the owner of 28,300 shares, intends to submit the following proposal at the meeting:

      RESOLVED:   That the shareholders of International Business Machines ("IBM" or "Company") hereby request that the Company prepare and submit to the shareholders of the Company:

      1.    A report, updated annually, disclosing its policies for political contributions (both direct and indirect) made with corporate funds. The reports shall include, but not be limited to, contributions and donations to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527. This report shall be disclosed to shareholders through the Company's web site or to shareholders in published form.

      2.    A semi-annual report of political contributions, disclosing monetary and non-monetary contributions to candidates, parties, political committees and other organizations and individuals described in paragraph 1. This report shall contain the following information:

  a.
  An accounting of the Company's funds contributed or donated to any of the persons described above;

  b.
  A business rationale for each of the Company's political contributions or donations; and

  c.
  Identification of the person or persons in the Company who participated in making the decisions to contribute or donate.

      STATEMENT OF SUPPORT:   As long-term shareholders of IBM, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure. Currently, IBM is not required to disclose political contributions made with corporate funds.

      The result is that shareholders are unaware of how and why the Company chooses to make corporate contributions and the political ends being furthered by the gift of corporate funds. Company officials may, in fact, be funding groups and candidates whose agendas are antithetical to the interests of it, its shareholders and its stakeholders.

      According to press reports, some companies make substantial contributions that are not generally known to the public to political committees associated with certain political figures. Those committees, in turn, use the company's money in ways that could pose reputational problems and legal risks for the company.

      Absent a system of accountability, corporate executives will be free to use the Company's assets for political objectives not shared by and may be inimical to the interests of shareholders. There is currently no single source of information providing disclosure to the Company's shareholders on this issue. That is why we urge shareholders to vote FOR this critical governance reform.

      The IBM Board of Directors unanimously recommends a vote AGAINST this proposal.

      It is a long-standing IBM policy not to make political campaign contributions or expenditures of any kind, including money, employee time, goods or services to political candidates, political campaigns or intermediary campaign funding organizations. This corporate policy is implemented by the IBM Business Conduct Guidelines, which is the code of ethics for IBM employees worldwide. All employees must periodically certify to these guidelines which the Company also publishes on its website at:

http://www.ibm.com/investor/corpgovernance/cgbcg.phtml/.

      The relevant provision of our Business Conduct Guidelines, entitled "Participation in Political Life," details specifically that IBM does not make contributions or payments or otherwise give any endorsement of support which would be considered a contribution directly or indirectly to political parties or candidates, including through intermediary organizations, such as political action committees or campaign funds. For example, IBM does not purchase tickets or pay fees to attend any event where any portion of the funds will be used for election campaigns. To the extent contributions are made by IBM to an organization, the Company has procedures in place to ensure that such contributions are not used for political purposes.

      Moreover, IBM employees are not permitted to make any political contributions as representatives of IBM and they may not request reimbursement from IBM. In addition, IBM does not reimburse employees for any personal contributions employees may make on their own. IBM employees are also made aware that their work time or the use of IBM assets is the equivalent of a political contribution, and is therefore not permitted by IBM policy. Finally, IBM specifically cautions its employees that if they speak out on any public issue, they must do so as an individual, and not give the appearance that they are speaking or acting on IBM's behalf.

      Given all of the foregoing, the Board views the proposal as unnecessary. The Board therefore unanimously recommends a vote AGAINST this proposal.

12.   STOCKHOLDER PROPOSAL ON A REVIEW OF EXECUTIVE COMPENSATION POLICIES

      Management has been advised that James J. Mangi, 21 Rockwell Rd., Bethel, CT 06801, the owner of 57 shares, intends to submit the following proposal at the meeting:

      Resolved: the stockholders request:

  (1)
  a special review of IBM's executive compensation policies to determine whether they create an undue incentive to make shortsighted decisions, by linking the compensation of senior executives to measures of performance that include net earnings, cash flow and earnings-per-share; and

  (2)
  a report to the stockholders that summarizes the scope of the review, any recommendations made, and any action taken.

SUPPORTING STATEMENT

      IBM uses net earnings, cash flow and earnings-per-share as one or more of the factors that determine bonus awards and incentive pay. In my opinion, this creates an undue incentive for executives to make short-sighted decisions that may boost short term earnings, even if the long term consequences may be detrimental to the Company and its shareholders.

      One example of the need for a special review of compensation policies is IBM's role in exporting American jobs "to get cheaper employees an ocean away." USA Today (Aug. 5, 2003). Time reports that some managers of American companies "believe they can cut their overall costs 25% to 40%" merely "by taking advantage of lower wages overseas." (Aug. 4, 2003).

      This huge difference in wage rates has created an enormous temptation for executives to export jobs, whether or not it may make sense in the long run. One business consultant declared that "many, many clients" have delivered "an edict from the top" that "you will send X amount of dollars or people offshore." Lou Dobbs Show (Sept. 22, 2003).

      In the case of IBM, I believe this temptation is greatly exacerbated by the criteria that are used to determine the bonus awards and incentive pay of senior executives. These criteria give executives a personal incentive to export jobs because higher earnings within one to three year "performance periods" may mean higher executive pay.

      The problem with this scenario is the possibility that executives will be rewarded for exporting jobs before it becomes apparent that the move was short-sighted. For example, Business Week has reported that "many companies [have] ended up repatriating manufacturing and design work because they felt they were losing control of core businesses or found them too hard to coordinate." (Feb. 3, 2003). Other potential costs include reduced employee morale and the development of foreign competition.

      In March of 2003, IBM's Director of Global Employee Relations was asked if IBM was "trying to capture best practices or lessons learned" in exporting jobs. He responded:

      "No... frankly... the answer is 'offshoring—what is the question?' So... the approach and strategy here really has to crystallize as we decide what it is that is going to be moved, and what are the implications..."

      In my opinion, this answer reflects a decision-making process that may prove to be myopically short-sighted.

      I believe compensation decisions should look beyond reported earnings to consider both the quality of earnings and the quality of executive decision-making. The proposed actions would be a step in that direction.

      The IBM Board of Directors unanimously recommends a vote AGAINST this proposal.

      There is no merit to the proponent's contention that IBM's executive compensation policies and use of financial metrics such as net earnings, cash flow and earnings per share (EPS) create an undue incentive to make shortsighted decisions.

      IBM has had a long-standing history of linking senior executive compensation with long-term business objectives. Our executive compensation objectives have not changed in many years—we must continue to attract, retain and motivate those executives who drive our marketplace success and industry leadership. We do this by rewarding those high-performing executives who advance our business strategies and by aligning their interests with those of stockholders. Approximately 70% of incentive value for senior executives reflects the long-term performance of IBM stock and the creation of shareholder value.

      Net earnings, cash flow and EPS factor significantly under the company's incentive programs, and are tempered by qualitative metrics in market growth, customer satisfaction and workforce development—all of which require longer-range planning and execution. The Company's executive compensation programs and policies are reviewed and approved by the Executive Compensation and Management Resources Committee of the Board ("the Committee"), which is composed of non-management, independent directors, and are regularly benchmarked with those of leading industry peers and with input of independent compensation consultants. The Company regularly reviews these sources to validate the mix between short and long-term performance and reward. For IBM's most senior executives, shorter-term incentives comprise a relatively small percentage of total incentives, with the portion influenced by business unit (versus IBM-wide) results smaller still.

      As the details of the Company's compensation structure are developed in an extremely competitive business environment, providing a public report containing specific formulas would be unwise, as it would provide our competitors with valuable information which they could use to recruit individual executives away from our company with tailored compensation packages. Moreover, the results of the Company's compensation programs are already visible in the summary compensation table of the Proxy Statement, where the emphasis on long-term incentives is evident. Management will continue to evaluate the composition of incentives and degree of risk in its executive compensation programs as part of an already comprehensive, global benchmarking process. For all these reasons, the Board unanimously recommends a vote AGAINST this proposal.

OTHER MATTERS

      Management knows of no other matters that may properly be, or are likely to be, brought before the meeting. If other proper matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters utilizing their own discretion. Under the terms of the Company's By-laws, stockholders who intend to present an item of business at the 2005 annual meeting of stockholders (other than a proposal submitted for inclusion in the Company's proxy materials) must provide notice of such business to the Company's secretary no earlier than October 9, 2004 and no later than November 8, 2004, as set forth more fully in such By-laws.

PROXIES AND VOTING AT THE MEETING

      The $.20 par value capital stock of the Company (its common stock) is its only class of security entitled to vote at the April 27, 2004 meeting. Each stockholder of record at the close of business as of February 27, 2004 (the "Record Date"), is entitled to one vote for each share held at the meeting, or any adjournment thereof. On February 10, 2004, there were 1,699,415,513 common shares entitled to be voted.

      Directors are elected by a plurality of votes cast. A majority of the votes cast is required to ratify the appointment of independent accountants, to approve the Long-Term Incentive Performance Terms for Certain Executives and to recommend that the Board consider adoption of a stockholder proposal. Under the law of New York, IBM's state of incorporation, "votes cast" at a meeting of stockholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions, broker non-votes, and withheld votes will not be considered "votes cast" based on current state law requirements and IBM's Certificate of Incorporation and By-laws.

      All stockholder meeting proxies, ballots, and tabulations that identify individual stockholders are kept secret, and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements under the laws of New York, IBM's state of incorporation. Votes are counted by employees of EquiServe Trust Company, N.A., IBM's independent transfer agent and registrar, and certified by the Inspectors of Election who are employees of IVS Associates, Inc.

      Shares cannot be voted unless a signed proxy card is returned, shares are voted using the Internet or the telephone or other specific arrangements are made to have shares represented at the meeting. Any stockholder giving a proxy may revoke it at any time before it is voted. If a stockholder of record wishes to give a proxy to someone other than the individuals named as proxies on the proxy card, he or she may cross out the names appearing on the enclosed proxy card, insert the name of some other person, sign, and give the proxy card to that person for use at the meeting.

      Stockholders are encouraged to specify their choices by marking the appropriate boxes on the enclosed proxy card. Shares will be voted in accordance with such instructions. However, it is not necessary to mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations; merely sign, date, and return the proxy card in the enclosed envelope.

      Alternatively, in lieu of returning signed proxy cards, IBM stockholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. IBM has been advised by competent counsel that the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. A proxy may be revoked at any time prior to the voting at the meeting by submitting a later dated proxy (including a proxy via the Internet or by telephone) or by giving timely written notice of such revocation to the Secretary of the Company. The proxy card covers the number of shares to be voted, including any shares held for participants in the IBM Investor Services Program and Employees Stock Purchase Plans. For those stockholders who are participants in the IBM Stock Fund investment alternative under the IBM Savings Plan (the "Savings Plan"), the enclosed proxy card also serves as a voting instruction to the Trustee of the Savings Plan for IBM shares held in the IBM Stock Fund as of the Record Date, provided that instructions are furnished over the Internet or by telephone by April 21, 2004, or that the card is signed, returned, and received by April 21, 2004. If instructions are not received over the Internet or by telephone by April 21, 2004, or if the signed proxy card is not returned and received by such date, the IBM shares in the IBM Stock Fund under the Savings Plan will be voted by the Trustee in proportion to the shares for which the Trustee timely receives voting instructions. Solicitation of proxies is being made by the Company through the mail, in person, and by telecommunications. The cost thereof will be borne by the Company. In addition, management has retained Morrow & Co., Inc., to assist in soliciting proxies for a fee of approximately $40,000, plus reasonable out-of-pocket expenses.

Daniel E. O'Donnell
Vice President and Secretary
March 8, 2004

APPENDIX A.

IBM AUDIT COMMITTEE CHARTER

Purpose

        The Audit Committee will assist Board oversight of the integrity of the Company's financial statements, compliance with legal and regulatory requirements, the independent accountant's qualifications and independence, and the performance of the internal audit function and independent accountants who are ultimately responsible to the Audit Committee and the Board of Directors. The Audit Committee will report to the shareholders in the Company's annual proxy statement. The Committee should keep an open line of communication between the Committee, the independent accountants, the internal auditors, and financial management.

        In carrying out its responsibilities, the Audit Committee believes that the policies and procedures delineated in this Charter should remain flexible, in order to react best to changing business and regulatory requirements.

Organization

        The Audit Committee will be composed of at least three outside directors who are not officers or employees of IBM or its subsidiaries, are independent of management under the independence standards of the New York Stock Exchange, as promulgated from time to time.

        The members of the Audit Committee must each be financially literate, and at least one member of the Audit Committee must have accounting or financial management expertise, as defined by the New York Stock Exchange. In addition, the Company must disclose, as required by the Securities and Exchange Commission, whether the Board has determined that there is at least one Audit Committee financial expert serving on the Audit Committee. The Board of Directors judges the qualification and independence of directors for service on the Audit Committee. Membership on the Audit Committee will be based on Board election.

        The Audit Committee will meet regularly to perform its duties, and is scheduled to meet five times a year.

        The Company will provide appropriate funding, as determined by the Audit Committee, to pay the independent accountants, any outside advisors hired by the Audit Committee, and any administrative expenses of the Audit Committee.

ROLES AND RESPONSIBILITIES

Financial Reporting

        1.     Discuss as appropriate with senior financial management and as necessary with the independent accountants, significant assumptions, estimates, and judgments used in the preparation of the consolidated financial statements.

        2.     Review and discuss with management IBM's quarterly financial statement submission on form 10-Q, including the MD&A, prior to its release to the SEC. Review the financial section of the IBM Annual Report on form 10-K, including the MD&A, prior to its release to shareholders and filing with the SEC. Recommend to the Board of Directors that the audited financial statements be included in the Company's Annual Report on form 10-K. As part of this review, discuss with senior financial management and the independent accountants the accounting principles as applied, their quality, and significant assumptions, estimates, and judgments used in the preparation of the consolidated financial statements. At least annually, discuss with management their approach to earnings press releases and the type of financial information and earnings guidance provided to analysts and rating agencies.

        3.     Review any significant changes in accounting principles or developments in accounting practices and the effects of these changes upon the Company's financial reporting.

Independent Accountant

        4.     Select the independent accountants and approve all related fees and compensation. Review that selection with the Board of Directors. Oversee the work of the independent accountant, including resolution of any disagreements between the Company and the independent accountant regarding financial reporting.

        5.     On an annual basis, review the audit and non-audit fees and services provided by the independent accountant. Approve the Company's proxy disclosure with respect to such fees and approve for the coming year the fees to be paid to the independent accountant including non-audit services.

        6.     To review the independent accountant's independence, annually review the independent accountant's report of the relationships between the independent accountant and the Company. Discuss any relationships or services that may impact their objectivity and independence. Review the firm's internal quality control procedures and any material issues. Also review any inquiry by regulatory authorities regarding independent accounting by the firm. Recommend to the Board of Directors any appropriate actions in response to these reports.

        7.     Review with the independent accountant any audit problems or difficulties and management's response. Conduct private review sessions at least annually with the independent accountant.

        8.     Assess the effectiveness of the independent accountant audit. Review the scope of the independent accountant's proposed audit for the current year and review the annual audit report which is subsequently produced.

Internal Audit Function and Process

        9.     Assess the effectiveness of the internal audit effort through regular meetings conducted separately with the independent accountant and internal auditors. Review the performance of the Company's General Auditor. Conduct private review sessions at least annually with the General Auditor.

        10.   Review the scope of the internal audit plan for the current year and review the summary of the results.

        11.   Review with the internal auditors the adequacy of the system of internal controls and the responsiveness of management in correcting audit-related deficiencies. Discuss policies regarding risk assessment and risk management.

Internal Controls

        12.   Review the implementation of the Business Conduct Guidelines and management's system to monitor compliance with the Guidelines.

        13.   Ensure compliance with the process for hiring employees of the independent accountant into significant Company positions.

        14.   Oversee the adequacy of internal controls and procedures related to officers' expense accounts.

        15.   Review litigation issues and any other risks or exposures as deemed appropriate by the Committee.

Other Committee Responsibilities

        16.   Following each meeting, report on the proceedings of the Audit Committee to the full Board of Directors.

        17.   Reassess the adequacy of the Audit Committee charter annually.

        18.   Meet periodically in executive session to discuss the Company's financial results as reported in the Quarterly and Annual Reports and hold other executive sessions as necessary, including a session for the annual evaluation of the Committee's own performance.

        19.   Obtain advice and assistance from outside legal, accounting or other advisors as required to assist in the execution of Committee responsibilities. As necessary, conduct or authorize independent reviews.

        20.   Maintain procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Dear IBM Stockholder:

Your vote is important. Please read both sides of the attached 2004 IBM Proxy/Voting Instruction Card. You can vote your shares through the Internet, by telephone, or by marking, signing and returning your card. If you vote through the Internet or by telephone, there is no need to mail your card.

You are invited to attend the Annual Meeting of Stockholders on Tuesday, April 27, 2004, at 10 a.m. at the Rhode Island Convention Center, One Sabin Street, Providence, Rhode Island. If you plan to attend the Annual Meeting, you should either mark the box provided on the attached card, or signify your intention to attend when you access the Internet or telephone voting system. An admission ticket is attached for your convenience.

As part of IBM's strategy to utilize the Internet in providing stockholder services, we are giving our stockholders the opportunity to receive IBM's Annual Report and Proxy Statement online. If you have not signed up for this service and you wish to receive future copies of this material through the Internet, you may do so by submitting IBM's Paperless Annual Meeting Material Consent form online through the Internet at:

http://www.ibm.com/investor/form

We urge you to vote your shares. Thank you very much for your cooperation and continued loyalty as an IBM Stockholder.

Daniel E. O'Donnell
Vice President and Secretary

ELECTRONIC VOTING INSTRUCTIONS
To vote through the Internet log on to:
 http://www.ibm.com/investor/vote

To vote by telephone call the toll-free number, 877-779-8683. Stockholders residing outside the United States, Canada and Puerto Rico should call 201-536-8073.

PROXY IDENTIFYING NO.
☒	Please mark your votes as in this example	9926

Proxy/Voting Instruction Card

IBM's Directors recommend a vote FOR proposals 1, 2, 3 and 4 and AGAINST proposals 5, 6, 7, 8, 9, 10, 11 and 12. SHARES WILL BE SO VOTED UNLESS OTHERWISE INDICATED.

IBM's Directors recommend a vote FOR proposals 1, 2, 3 and 4.

	FOR		WITHHELD
1. Election of Directors (see reverse)	☐		☐
For, except vote WITHHELD from the following nominee(s):

	FOR	AGAINST	ABSTAIN
2. Ratification of Appointment of Independent Accountants (PricewaterhouseCoopers LLP) (page 22)	☐	☐	☐
3. Ratification of Appointment of Independent Accountants for the Business Consulting Services Unit (Ernst & Young LLP) (page 22)	☐	☐	☐
4. Approval of Long-Term Incentive Performance Terms for Certain Executives (page 23)	☐	☐	☐

IBM's Directors recommend a vote AGAINST proposals 5 through 12.

Stockholder Proposals on:	FOR	AGAINST	ABSTAIN
5. Cumulative Voting (page 25)	☐	☐	☐
6. Pension and Retirement Medical (page 25)	☐	☐	☐
7. Executive Compensation (page 26)	☐	☐	☐
8. Expensing Stock Options (page 28)	☐	☐	☐
9. Disclosure of Executive Compensation (page 29)	☐	☐	☐
10. China Business Principles (page 30)	☐	☐	☐
11. Political Contributions (page 31)	☐	☐	☐
12. A Review of Executive Compensation Policies (page 32)	☐	☐	☐
Will attend Annual Meeting			☐

SIGNATURE(S)                                                                                             DATE

PLEASE SIGN AND DATE HERE, DETACH AND RETURN IN ENCLOSED ENVELOPE OR VOTE BY USING THE INTERNET OR TELEPHONE.

Admission Ticket

This is your admission ticket for the Annual Meeting of Stockholders to be held on Tuesday, April 27, 2004, at 10 a.m. at the Rhode Island Convention Center, One Sabin Street, Providence, Rhode Island.

Please detach and present this ticket and photo identification for admission to the Annual Meeting.

Stockholders must have a ticket for admission to the meeting. This ticket is issued to the stockholder whose name appears on it and is non-transferable.

PLEASE DETACH AND PRESENT THIS TICKET AND PHOTO IDENTIFICATION FOR ADMISSION TO THE ANNUAL MEETING

PROXY/VOTING INSTRUCTION CARD

International Business Machines Corporation Armonk, New York 10504	Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders April 27, 2004

Samuel J. Palmisano, Edward M. Lineen, and Daniel E. O' Donnell, or any of them individually and each of them with the power of substitution, are hereby appointed Proxies of the undersigned to vote all common stock of International Business Machines Corporation owned on the record date by the undersigned at the Annual Meeting of Stockholders to be held at the Rhode Island Convention Center, One Sabin Street, Providence, Rhode Island, at 10 a.m. on Tuesday, April 27, 2004, or any adjournment thereof.

THE PROXIES WILL VOTE USING THE DIRECTIONS PROVIDED ON THE REVERSE SIDE OF THIS CARD. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE NOTICE OF 2004 ANNUAL MEETING AND PROXY STATEMENT.

THIS CARD WILL ALSO BE USED TO PROVIDE VOTING INSTRUCTIONS TO THE TRUSTEE FOR ANY SHARES OF COMMON STOCK OF INTERNATIONAL BUSINESS MACHINES CORPORATION HELD IN THE IBM STOCK FUND INVESTMENT ALTERNATIVE UNDER THE IBM SAVINGS PLAN ON THE RECORD DATE, AS SET FORTH IN THE NOTICE OF 2004 ANNUAL MEETING AND PROXY STATEMENT.

Election of Directors, Nominees:

01. C. Black, 02. K.I. Chenault, 03. C. Ghosn, 04. N.O. Keohane, 05. C.F. Knight, 06. L.A. Noto, 07. S.J. Palmisano, 08. J.B. Slaughter, 09. J.E. Spero, 10. S. Taurel, 11. C.M. Vest, 12. L.H. Zambrano

(Shares will be voted as directed if this card is: 1. signed and returned or 2. shares are voted over the Internet or by telephone or 3. other specific arrangements are made to have the shares represented at the meeting.)

PLEASE DETACH AND PRESENT THIS TICKET AND PHOTO IDENTIFICATION FOR ADMISSION TO THE ANNUAL MEETING. CAMERAS, CELLULAR PHONES, RECORDING EQUIPMENT AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

QuickLinks

TABLE OF CONTENTS
1. ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR
GENERAL INFORMATION
REPORT ON EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS/SAR VALUES
LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR
PERFORMANCE GRAPH
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
AUDIT AND NON-AUDIT FEES
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS (PRICEWATERHOUSECOOPERS LLP)
3. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS FOR THE COMPANY'S BUSINESS CONSULTING SERVICES UNIT (ERNST & YOUNG LLP)
4. APPROVAL OF LONG-TERM INCENTIVE PERFORMANCE TERMS FOR CERTAIN EXECUTIVES
EQUITY COMPENSATION PLAN INFORMATION
5. STOCKHOLDER PROPOSAL ON CUMULATIVE VOTING
6. STOCKHOLDER PROPOSAL ON PENSION AND RETIREMENT MEDICAL
7. STOCKHOLDER PROPOSAL ON EXECUTIVE COMPENSATION
8. STOCKHOLDER PROPOSAL ON EXPENSING STOCK OPTIONS
9. STOCKHOLDER PROPOSAL ON DISCLOSURE OF EXECUTIVE COMPENSATION
10. STOCKHOLDER PROPOSAL ON CHINA BUSINESS PRINCIPLES
11. STOCKHOLDER PROPOSAL ON POLITICAL CONTRIBUTIONS
12. STOCKHOLDER PROPOSAL ON A REVIEW OF EXECUTIVE COMPENSATION POLICIES
SUPPORTING STATEMENT
OTHER MATTERS
PROXIES AND VOTING AT THE MEETING
APPENDIX A.